UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ARCH CHEMICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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501 MERRITT 7, NORWALK, CONNECTICUT 06851

March 26, 2010

Dear Fellow Shareholder:

You are cordially invited to attend our 2010 Annual Meeting of Shareholders at 10:15 a.m., local time, on Tuesday, May 4th. The meeting will be held at the Dolce Norwalk Center, 32 Weed Avenue, Norwalk, Connecticut.

You will find information about the meeting in the enclosed Notice and Proxy Statement.

Please be advised that we have not planned a communications segment or any multimedia presentations for the 2010 Annual Meeting.

Whether or not you plan to attend and regardless of how many shares you own, please vote your shares by using the telephone or the Internet or by signing and dating the enclosed proxy card and mailing the lower half of it in the enclosed envelope as soon as possible. If you do plan to attend, please so indicate by checking the appropriate box on the proxy card.

Sincerely,

MICHAEL E. CAMPBELL
Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

You are urged to vote by telephone, via the Internet or
by signing, dating and promptly mailing your proxy
card in the enclosed envelope.

ARCH CHEMICALS, INC.

Notice of Annual Meeting of Shareholders

Norwalk, Connecticut

March 26, 2010

The Annual Meeting of Shareholders of Arch Chemicals, Inc. will be held at the Dolce Norwalk Center, 32 Weed Avenue, Norwalk, Connecticut, on Tuesday, May 4, 2010, at 10:15 a.m., local time, to consider and act upon the following:

(1) Election of the two nominees named in the attached Proxy Statement as directors.

(2) Approval of the Senior Management Incentive Compensation Plan.

(3) Ratification of the appointment of the independent registered public accounting firm for 2010.

(4) Such other business as may properly come before the meeting or any adjournment.

The Board of Directors has fixed March 10, 2010, as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only shareholders of record at the close of business on March 10, 2010, will be entitled to vote at the annual meeting and any postponements or adjournments of such meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting. Most shareholders have three options for submitting their vote: via the Internet, by phone or by mail. For further details, see “How Do I Vote?”

By order of the Board of Directors,

JOSEPH P. LACERENZA
Secretary

ARCH CHEMICALS, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held May 4, 2010

Who is Arch Chemicals?

Arch Chemicals, Inc. (“Arch”, the “Company” or “We”) is a global biocides company providing chemistry-based and related solutions to destroy and control the growth of harmful microbes selectively. Our focus is in water treatment, hair and skin care products, wood treatment, preservation and protection applications such as for paints and building products, and health and hygiene applications. Arch is traded on the New York Stock Exchange (“NYSE”) under the symbol “ARJ.” The mailing address of our principal executive office is 501 Merritt 7, P.O. Box 5204, Norwalk, Connecticut 06856-5204.

When and where will the Annual Meeting of Shareholders be held?

Our Annual Meeting of Shareholders (the “Annual Meeting”) will be held at the Dolce Norwalk Center, 32 Weed Avenue, Norwalk, Connecticut, on Tuesday, May 4, 2010, at 10:15 a.m., local time.

Who is asking for my vote and why are you sending me this document?

Our Board of Directors (the “Board”) asks that you vote on the matters listed in the Notice of Annual Meeting of Shareholders (the “Notice”). The votes will be formally counted at the Annual Meeting on Tuesday, May 4, 2010, or if the Annual Meeting is adjourned or postponed, at any later meeting.

We are providing this Proxy Statement and related proxy card to our shareholders in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. Shares represented by duly executed proxies in the accompanying form received by us prior to the meeting will be voted at the meeting. We are mailing this Proxy Statement and the related proxy card to shareholders beginning on or about March 26, 2010.

On what am I being asked to vote?

(1) Election of the two nominees named in this Proxy Statement as directors.

(2) Approval of the Senior Management Incentive Compensation Plan.

(3) Ratification of the appointment of the independent registered public accounting firm for 2010.

(4) Such other business as may properly come before the meeting or any adjournment.

How does the Board recommend I vote on the proposals?

The Board recommends a vote FOR each of the nominees for director identified in “Item 1—Election of Directors”, FOR “Item 2—Approval of the Senior Management Incentive Compensation Plan” and FOR Item 3—Ratification of Appointment of Independent Registered Public Accounting Firm.”

Who is eligible to vote?

All shareholders of record at the close of business on March 10, 2010 (the “Record Date”) are entitled to vote at the Annual Meeting.

How many shares can vote?

At the close of business on the Record Date, there were 25,100,590 shares of our common stock, par value $1 per share (the “Common Stock”) outstanding. The presence in person or by proxy of the holders of a majority of such shares constitutes a quorum, which is required to conduct business at the Annual Meeting. Abstentions, withheld votes and shares that are voted on any matter are included in determining the number of shares present. Each shareholder on the Record Date is entitled to one vote for each full share owned by such shareholder on each of the matters voted on at the Annual Meeting. Of those shares of Common Stock outstanding, approximately 1,138,970 shares (or approximately 4.5%) were held in the Arch Common Stock Fund of the Arch Chemicals, Inc. Contributing Employee Ownership Plan (the “CEOP”), all of which are held by JPMorgan Chase Bank as the trustee of the CEOP (the “CEOP Trustee”).

How do I vote?

You may vote in person at the Annual Meeting or by returning your completed proxy card in the enclosed postage-paid envelope. In addition, shareholders of record and participants in the CEOP also have a choice of voting over the Internet or by using a U.S. toll-free telephone number. Please refer to the proxy card for further information on how to vote electronically. However, please note that Internet and telephone voting facilities for shares held of record will close at 5:00 p.m., U.S. Eastern Time, on May 3, 2010, and for shares held through the CEOP will close at 9:00 a.m., U.S. Eastern Time, on May 3, 2010. If you do vote by telephone or over the Internet, it is not necessary to return your proxy card. Please note that participants in the CEOP who do not vote by telephone or Internet must return their proxy card in the accompanying envelope so that it is received no later than 12:00 noon, U.S. Eastern Time, on April 30, 2010, for their voting instructions to be followed.

Please be aware that if you vote over the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible. Neither we nor our stock transfer agent will charge you for voting your shares via the Internet.

The Internet and telephone voting procedures are set forth on the proxy card.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. Please note that if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record to be able to vote in person at the meeting. CEOP participants must vote through the CEOP Trustee. Shares held in the CEOP may not be voted in person at the Annual Meeting.

Where can I get your proxy materials on the Internet?

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 4, 2010.

The Proxy Statement and the Annual Report to Shareholders are available at

http://www.archchemicals.com/proxy.

To what shares does the proxy card apply?

The proxy card supplied by the Company will apply to the number of shares of Common Stock that you hold of record and, if you are a participant in the CEOP, the number of shares held for your account under the CEOP. CEOP participants will not receive a separate voting instruction card. If you do not execute and return this proxy card or vote electronically or telephonically, your shares held of record will not be voted and your shares held in the CEOP will be voted by the CEOP Trustee in the same proportion as shares of Common Stock for which the CEOP Trustee has received instructions from other CEOP participants.

Am I a shareholder of record?

If your shares are represented by a stock certificate registered in your name or if our stock transfer agent (The Bank of New York) is holding your shares in a “book entry” account under your name, you are a shareholder of record with respect to those shares so held. If your shares are otherwise owned directly by a bank, broker, or other holder of record, you are not a shareholder of record with respect to the shares so held by such bank, broker or other holder of record.

If I return the proxy card or vote electronically or telephonically, how will my shares be voted?

Where a shareholder of record or CEOP participant timely directs in the proxy (including an electronic or telephonic vote) a choice regarding any matter that is to be voted on that direction will be followed. If no direction is made, returned proxies of shareholders of record and CEOP participants will have their registered shares and shares held in the CEOP voted FOR the election of the director nominees as set forth below, FOR “Item 2—Approval of the Senior Management Incentive Compensation Plan” and FOR “Item 3—Ratification of Appointment of Independent Registered Public Accounting Firm.”

As of the date hereof, we do not know of any matters other than those referred to in the accompanying Notice which are to come before the meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment.

If I do not return the enclosed proxy card and do not vote electronically or telephonically, how will the shares I own of record and through the CEOP be voted?

If you do not vote by returning the enclosed proxy card, do not vote electronically or telephonically and do not vote at the meeting in person or by other proxy, your shares held of record will not be voted at the Annual Meeting. CEOP participants who do not return the proxy card (or vote electronically or telephonically) in a timely manner will have their shares of Common Stock held in the CEOP voted by the CEOP Trustee in the same proportion as shares of Common Stock for which the CEOP Trustee has received instructions from other CEOP participants.

What if I own shares of the Company through a bank, broker or other holder of record?

If you hold Common Stock through a bank, broker or other holder of record, you will most likely receive voting instructions from such bank, broker or other holder. Please follow those instructions to ensure that your shares are voted and represented at the meeting. If you do not give instructions to your bank, broker or other holder of record, your shares might not be voted.

If your shares are owned directly in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record, to be able to vote in person at the meeting. CEOP participants must vote the shares held in the CEOP through the CEOP Trustee.

If I do not return my voting instructions, will the shares I own in street name through a broker be voted?

If you hold Common Stock in street name through a broker or its nominee, your shares may be voted even if you do not provide your broker with voting instructions. Brokers have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

The election of directors is not considered a routine matter under NYSE rules. The proposal on the Senior Management Incentive Plan and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm are considered routine matters for which brokerage firms may vote shares for which they have not received voting instructions. When a proposal is not considered a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. Thus, it is important that you give voting instructions to your broker if you want to ensure your shares held by your broker are voted.

How are the shares held in the BuyDIRECTSM Investment Program voted?

The Bank of New York (“BNY”) is the Company’s registrar and stock transfer agent. For our holders of Common Stock who participate in the BuyDIRECTSM program offered by BNY, BNY will vote any shares of Common Stock that it holds for the participant’s account in accordance with the participant’s electronic or telephonic vote or with the proxy returned by the participant covering his or her shares of record. If a BuyDIRECTSM participant does not send in a proxy for shares held of record or otherwise vote electronically or telephonically, BNY will not vote the shares of such participant held in such program on any of the matters up for vote.

Can I change my vote after I have returned my proxy card or voted over the telephone or via the Internet?

Yes. Any person who has returned a paper proxy or voted electronically or telephonically has the power to revoke such vote or proxy at any time before such vote or proxy is exercised by submitting a subsequently dated proxy, by voting again via the Internet or by telephone, by giving notice in writing to the Company’s Corporate Secretary or by voting in person at the meeting. Please note, however, that telephone and Internet voting ends for shares held of record at 5:00 p.m., U.S. Eastern Time, on May 3, 2010 and for shares held through the CEOP at 9:00 a.m., U.S. Eastern Time, on May 3, 2010. Please note that participants in the CEOP who do not vote by telephone or Internet must return their proxy card in the accompanying envelope so that BNY receives it no later than 12:00 noon, U.S. Eastern Time, on April 30, 2010, if their voting instructions are to be followed. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record to be able to vote in person at the meeting.

What does it mean if I get more than one proxy or voting instruction card?

You will receive one proxy card for each way in which your shares are registered. If you receive more than one proxy card it is because your shares are registered in different names or with different addresses or are held in different accounts. Please sign and return each proxy card that you receive to ensure that all your shares are voted. To enable us to provide better shareholder service, we encourage shareholders to have all their shares registered in the same name with the same address. You should contact BNY at (866) 857-2223 (U.S. toll free) for instructions on how to change the way your shares are held if you receive more than one mailing.

BuyDIRECTSM is a service mark of BNY.

CERTAIN BENEFICIAL OWNERS

Except as indicated below, the Company knows of no person who was the beneficial owner of more than five percent of Common Stock as of December 31, 2009.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(1) 100 East Pratt Street Baltimore, MD 21202	2,979,590	11.9

BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	2,151,832	8.6

Michael W. Cook Asset Management(3) d/b/a SouthernSun Asset Management 6000 Poplar Avenue, Suite 220 Memphis, TN 38119	1,928,642	7.7

Keeley Asset Management Corp.(4) 401 South LaSalle Street Chicago, IL 60605	1,555,140	6.2

AXA Assurances I.A.R.D. Mutuelle(5) 1290 Avenue of the Americas New York, NY 10104	1,440,819	5.7

Lord, Abbett & Co. LLC(6) 90 Hudson Street Jersey City, NJ 07302	1,365,319	5.4

Snyder Capital Management, L.P.(7) Snyder Capital Management, Inc. One Market Plaza Steuart Tower, Suite 1200 San Francisco, CA 94105	1,310,966	5.2

(1)	T. Rowe Price Associates, Inc. (“Price Associates”), a registered investment advisor, has advised the Company in an amended Schedule 13G filing that 2,979,590 shares are owned by various individual and institutional investors for whom Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the shares. Price Associates has sole voting power with respect to 766,000 of such shares and has sole dispositive power with respect to all such shares. Price Associates expressly disclaims that it is, in fact, the beneficial owner of the shares.
(2)	BlackRock, Inc., a holding company, has advised the Company in a Schedule 13G filing that through its various entities it beneficially owns 2,151,832 shares and has sole voting power and sole dispositive power with respect to all such shares.
(3)	Michael W. Cook Asset Management d/b/a/ SouthernSun Asset Management, a registered investment advisor, has advised the Company in a Schedule 13G filing that it has sole voting power with respect to 1,762,287 of the shares and sole dispositive power with respect to all 1,928,642 shares.
(4)

Keeley Asset Management Corp. (“Keeley”), a registered investment advisor, together with Keeley Small Cap Value Fund (“Keeley Fund”), an investment company, and John L. Keeley, Jr., an individual, have advised the Company in an amended Schedule 13G filing that Keeley beneficially owns 1,555,140 shares (1,215,000 of which Keeley shares beneficial ownership with the Keeley Fund) and has sole power to vote

1,544,140 of the shares and sole power to dispose of 1,155,140 of the shares. The Keeley Fund has no voting or dispositive power with respect to the shares. Mr. Keeley beneficially owns 520 shares and has no power to vote or dispose of them.

(5)	AXA Assurances I.A.R.D. Mutuelle, a parent holding company, has advised the Company in an amended Schedule 13G filing that it beneficially owns 1,440,819 shares through affiliated entities, including AXA Rosenberg Investment Management LLC (“AXA Rosenberg”) and AllianceBernstein L.P. (“Alliance”). The filing states that AXA Rosenberg has the sole power to vote 330,695 of the shares and sole power to dispose of 560,685 of the shares and that Alliance has sole power to vote 772,269 of the shares and sole power to dispose of 880,134 of the shares.
(6)	Lord, Abbett & Co. LLC, a registered investment advisor, has advised the Company in a Schedule 13G filing that 1,365,319 shares are held on behalf of its investment advisory clients and that it has sole voting power with respect to 1,198,338 of the shares and sole dispositive power with respect to all such shares.
(7)	Snyder Capital Management, L.P. (“SCMLP”), a registered investment advisor, and Snyder Capital Management, Inc., the general partner of SCMLP, have advised the Company in an amended Schedule 13G filing that they have shared voting power with respect to 1,104,266 of the shares and shared dispositive power with respect to all 1,310,966 shares.

ITEM 1—ELECTION OF DIRECTORS

Who are the persons nominated by the Board in this election to serve as directors?

The Board is divided into three classes with the term of office of each class being three years, ending in different years. The two directors whose biographies appear below have been nominated by the Board for election as Class II Directors to serve until the 2013 Annual Meeting of Shareholders and until their respective successors have been elected. No other nominees are eligible for consideration at the Annual Meeting under the Company’s Bylaws. Each director, including the nominees below, brings a strong leadership background and set of skills to the Board, giving the Board as a whole, competence and experience in a wide variety of areas, including the management of global businesses, strategic planning and acquisitions, operational and marketing experience, particularly in the chemical industry, public accounting and finance experience, technology and innovation, corporate governance and board service, and government experience. In addition to the biographical information set forth below and under the section entitled “Who are the other remaining directors and when are their terms scheduled to end?”, set forth under each director’s biographical information is a description of the qualifications that led our Board to the conclusion the individual should serve as a director.

CLASS II

NOMINEES FOR A THREE YEAR TERM EXPIRING AT THE 2013 ANNUAL MEETING

RICHARD E. CAVANAGH, 63, is the former President and Chief Executive Officer and a former Trustee of The Conference Board, Inc., a leading research and business membership organization. He served in that position from November 1995 through May 2007. Previously, he was Executive Dean of the John F. Kennedy School of Government at Harvard University for eight years, where he now teaches management courses. Prior to Harvard, he spent 17 years with McKinsey & Company, Inc., the international management consulting firm, where he led the firm’s public issues consulting practice. Mr. Cavanagh is a director and non-executive chairman of the BlackRock Mutual Funds (100 closed-end funds), a director of the Guardian Life Insurance Company, and a director and senior advisor of The Fremont Group. He holds a BA degree from Wesleyan University and an MBA degree from the Harvard Business School. Director since 1999.

Mr. Cavanagh has significant management and leadership experience in the business policy, strategic consulting, governmental and educational sectors. He has served as President and CEO of The Conference Board for ten years, as an Executive Dean of Harvard University’s Kennedy School of Government, as a partner at McKinsey & Company and Chairman of the Educational Testing Service. As a past staff member of the White House Office of Management and Budget and Kennedy School faculty member, he also brings a public affairs viewpoint to the Board. In 2002, Mr. Cavanagh created and convened the blue-ribbon Commission on Public Trust and Private Enterprise which called for a wide range of reforms in corporate governance practices, many of which, once controversial, have since been adopted by a majority of large U.S. companies. Recently, he served as a member of The Conference Board’s Task Force on Executive Compensation, which made significant recommendations on best corporate governance practices for executive compensation. He brings corporate governance expertise to the position of Lead Independent Director and Chairman of the Corporate Governance Committee, as well as a unique perspective from outside the chemical industry to the Board, thus adding to the diversity of the management and leadership experience of our Board members. His service as a director of the BlackRock Mutual Funds and Guardian Life Insurance Company also gives him financial and regulatory experience. He has been a Board member for over ten years and as a result has a well-developed knowledge of the Company.

DOUGLAS J. WETMORE, 52, has served as Executive Vice President and Chief Financial Officer of Griffon Corporation, a publicly traded diversified management and holding company, since September 2009. From April 1998 until July 2008, he was Senior Vice President, Chief Financial Officer of International Flavors and Fragrances Inc. (“IFF”), a leading creator and manufacturer of flavors and fragrances used in a variety of consumer products. From October 2007 to July 2008, he was also Treasurer of IFF. Prior to IFF, Mr. Wetmore had a 12-year career as an accountant at Price Waterhouse, a public accounting firm, where he held various positions of responsibility. He holds a BA degree from the University of Notre Dame and is a certified public accountant. Director since 2006.

Mr. Wetmore, who is Chairman of our Audit Committee, brings public and international accounting experience to the Board as a certified public accountant and through his past domestic and international career at Price Waterhouse, where he was stationed in The Hague, Netherlands for part of his career. In addition, he also has management experience as both a corporate controller and as a chief financial officer at publicly held companies and in such capacity, has significant acquisition, business development and financial management experience. He serves as our “audit committee financial expert” under SEC guidelines.

Who are the other remaining directors and when are their terms scheduled to end?

CLASS III

DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 2011 ANNUAL MEETING

MICHAEL E. CAMPBELL, 62, is Chairman of the Board, President and Chief Executive Officer of the Company. Previously, he was Executive Vice President of Olin Corporation (“Olin”) and had global management responsibility for all of Olin’s businesses. Prior to his election as Executive Vice President, Mr. Campbell served as President of the Microelectronic Materials Division of Olin. Mr. Campbell is a graduate of the University of New Hampshire and received a J.D. degree from George Washington University. He is currently also a director of MeadWestvaco Corporation and Milliken & Company. Mr. Campbell serves as Chairman of the Board of Directors of the National Association of Manufacturers. He is a member of the Advisory Committee for Trade Policy and Negotiations which provides overall trade policy advice to the Office of the U.S. Trade Representative. He is a former Chairman of the Board of Directors of the American Chemistry Council, and currently serves on its board. He is also an officer and a member of the Society of Chemical Industry’s Executive Committee. Director since 1999.

Mr. Campbell is our Chairman, CEO and President and has over 32 years of experience in the chemicals industry. He began his career as an attorney in the Legal Department of our former parent company, Olin, and held numerous senior business management positions at Olin. His extensive knowledge of our businesses, employees, investors, and customers combined with his legal experience adds an additional dimension to the Board’s variety of skills and knowledge. He currently holds the position of Chairman of the Board of the National Association of Manufacturers, which brings a public policy and governmental perspective to his decision making skills, and through his past experience as Chairman of the Board of the American Chemistry Council, has significant knowledge of the chemical industry and its leaders.

DAVID LILLEY, 63, is a retired Chairman, President and Chief Executive Officer of Cytec Industries Inc. He served as its Chairman from January 1999 through 2008 and as its President and Chief Executive Officer from May 1998 through 2008, having previously served as its President and Chief Operating Officer from January 1997. From 1994 until January 1997, he was a vice president of American Home Products Corporation. Prior to that he was a vice president and a member of the Executive Committee of American Cyanamid Company. He is currently also a director of Rockwell Collins, Inc. and Public Service Enterprise Group Incorporated. During the prior five years, he was also a director of Cytec Industries Inc. Director since 2007.

Mr. Lilley has over 29 years experience in the chemicals industry and has significant U.S. and international management, leadership and industry experience as past Chairman and CEO of Cytec Industries, a multi-billion dollar manufacturer of specialty chemicals and materials. He provides a global business perspective, operating knowledge and experience in implementing long term strategic goals including acquisitions. He was born and raised in the United Kingdom and was educated at Cambridge University where he earned a masters degree in chemical engineering, thus adding a European perspective to the oversight of our global businesses. In addition, his service as a director of Public Service Enterprise Group gives him a regulatory perspective for his contributions to the Board.

CLASS I

DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 2012 ANNUAL MEETING

WILLIAM H. POWELL, 64, is a private management consultant conducting business as Crinum Enterprises, LLC. He retired on July 1, 2006 as Chairman and Chief Executive Officer of National Starch and Chemical Company (“National Starch”) and as an Executive Vice President and Executive Director of Imperial Chemical Industries Plc (“ICI”). He held such positions from 1999 until July 2006. Beginning in 1982, he was appointed Corporate Vice President, followed by Group Vice President and Executive Vice President of National Starch. Prior to these positions, he held various general management, production and planning positions. He is currently also a director of Granite Construction Incorporated and PolyOne Corporation. During the prior five years, he was also a director of National Starch and ICI. Director since 2007.

Mr. Powell has significant past U.S. and international chemical industry experience as the retired Chairman and Chief Executive Officer of National Starch, a multi-billion dollar manufacturer of adhesives, specialty polymers and industrial starches, as well as a past Executive Vice President and Executive Director of ICI, a British chemical company. Mr. Powell began his career in technical areas, moved to manufacturing, then developed skills in international marketing before assuming general management responsibilities. He played a significant role in developing the National Starch business in Asia, Latin America, and Europe. He also led his former company through significant acquisitions. His past operating experience, as well as his experience in implementing long term strategic goals in his past position, adds additional support and depth to the Board’s chemical industry background.

DANIEL S. SANDERS, 70, retired in 2004 as President of ExxonMobil Chemical Company, a subsidiary of Exxon Mobil Corporation which is a publicly held major manufacturer and marketer of basic petrochemicals and specialty products. He held this position since December 1999 when Exxon Corporation and Mobil Corporation merged. In January 1999, he was appointed President of Exxon Chemical Company and previously served as its Executive Vice President. Prior to those positions, he held various positions over a 43-year period with Exxon Corporation and its subsidiaries. Mr. Sanders is a past Chairman of the Board of the American Chemistry Council and a past Chairman of the Society of Chemical Industry, American Section. He is currently also a director of Milliken & Company, Celanese Corporation, Nalco Holding Company and Pacolet Milliken Enterprises. He also serves on the Advisory Board of Furman University. Director since 2004.

Mr. Sanders has significant past chemical industry experience through his prior management experience as President of ExxonMobil Chemical Company, one of the largest chemical companies in the world, where he held a wide variety of U.S. and international management positions. Mr. Sanders’ international business experience includes serving as Executive Vice President of Exxon Chemical Americas and serving in Hong Kong as President of Exxon Chemical Asia Pacific. His previous experience as Vice President, Human Resources at Exxon Chemical Company brings additional experience to his service as Chairman of the Compensation Committee. His past leadership experience with the American Chemistry Council and the Society of Chemical Industry has also contributed to his depth of knowledge of the chemical industry and its leaders.

JANICE J. TEAL, Ph.D., 57, is Group Vice President and Chief Scientific Officer of Avon Products, a direct seller of beauty and related products, and has held such position since January 1999. From 1995 to 1998, Dr. Teal served as Vice President of Avon Skin Care Laboratories. In 1982, Dr. Teal joined Avon and has since held management positions in toxicology, product and package safety and package development. Prior to joining Avon, Dr. Teal was a Post-Doctoral Fellow at the New York University Medical Center Institute of Environmental Medicine and holds a Ph.D. and M.S. degrees in Pharmacology from Emory University Medical School, and a Pharmacy Degree from Mercer University. Dr. Teal serves on the Board of Rockland County Economic Development Corporation and Rockland County SCORE—Counselors to America’s Small Business. She is also a trustee of Dominican College. Dr. Teal has held memberships in a variety of related professional associations including the Executive Committee of the Society of Chemical Industry, the Scientific Advisory Board of The Personal Care Products Council and their Animal Welfare Committee, Cosmetic Executive Women and the Society of Cosmetic Chemists. Director since 2003.

Dr. Teal, who holds a doctorate in pharmacology, is a scientist and brings her scientific training and background to the Board along with her research and development and management experience as Group Vice President and Chief Scientific Officer at Avon Products. Her scientific and business background in the personal care business assists the Board in overseeing and understanding the Company’s technology and innovation dimensions of its businesses. With over 28 years of managerial experience at a leading global consumer products company, Dr. Teal also brings a wealth of marketing knowledge to the Board.

A director retires from the Board at the annual meeting of shareholders following such director’s 72nd birthday unless the Board specifically decides otherwise.

How will the returned proxies be voted for directors?

If the proxy card is returned and marked with a direction on how to vote with respect to directors, or if a person directs a vote electronically or telephonically as provided on the proxy card, that direction will be followed. If an individual returns a proxy card without a direction on how to vote marked thereon, then such individual’s shares of record and shares held in the CEOP, if any, will be voted FOR the election of Messrs. Cavanagh and Wetmore. The nominees are directors at the present time. It is not expected that any nominee will be unable to serve as a director, but if the nominee is unable to accept election, it is intended that shares represented by proxies in the accompanying form or voted electronically or telephonically will be voted FOR the election of a substitute nominee selected by the Board, unless the number of directors is reduced.

What vote is required to elect the directors?

The election of a nominee as a director requires the affirmative vote of a plurality of the votes cast in the election. However, the Board has established a majority voting policy that requires that any director who receives a greater “WITHHELD” vote than votes “FOR” in an uncontested election shall promptly submit an offer to resign from the Board to the Board’s chairman. The Corporate Governance Committee will consider the resignation and make a recommendation to the Board, which will either accept or reject the resignation. The Board will disclose that decision in a Securities and Exchange Commission (“SEC”) filing. Votes withheld and shares held in street name (“Broker Shares”) that are voted on any matter but are not voted in the election of directors will not be included in determining the number of votes cast and will not affect the outcome of the vote on the proposal.

The Board of Directors recommends a vote FOR all of the nominees for directors as identified above.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

What was director attendance at meetings?

During 2009, the Board held six meetings. The attendance by incumbent directors at meetings of the Board and committees of the Board on which they served was 100%. At the end of each Board meeting, the non-management, independent directors meet in executive session without the chief executive officer (“CEO”), the only management, non-independent director. These executive sessions are chaired by Mr. Cavanagh, the Lead Independent Director.

What are the committees of the Board?

The current standing committees of the Board are an Audit Committee, a Compensation Committee and a Corporate Governance Committee.

Audit Committee

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Scope of Authority. The Audit Committee advises the Board on internal and external audit matters affecting the Company, has direct responsibility for the appointment, compensation, oversight of the work of and replacement of the independent registered public accounting firm, the internal auditor, and the internal audit service provider (including resolution of any disagreement between management and the independent registered public accounting firm regarding financial reporting); reviews with such auditors the scope and results of their examination of the financial statements of the Company; reviews the Company’s financial, regulatory and computer annual audit plans; reviews activities and reports of the Company’s internal auditor and internal audit service provider; discusses with independent auditors matters required to be discussed by Independence Standards Board No. 1 and Statement on Auditing Standards No. 61; prepares the Audit Committee Report that appears in the Company’s Proxy Statement;

and reviews the presentation of the Company’s financial results and monitors the adequacy of the Company’s internal financial controls. This committee also advises the Board on compliance with the Company’s Code of Conduct, on government and other compliance programs, monitors major litigation and pending internal or external special investigations, with a particular interest in the event there are claims that the Company has acted unethically or unlawfully and reviews the Company’s insurance and risk management process. This committee also reviews audits of expenses of the Company’s senior executives and directors. This committee monitors environmental, health, safety and other regulatory audits. This committee also reviews and evaluates the investment and financial performance of the Company’s pension plans, voluntary employee benefit associations (“VEBAs”) and any thrift plan investment funds, reviews and approves investment policies with respect to the pension plans and VEBAs, approves the appointment of pension plan, VEBA and thrift plan trustees, approves the charitable contributions budget and program and those other charitable contributions in excess of the CEO’s authority, annually reviews the activities of the Arch Chemicals Government Participation Fund, and provides advice, and recommends changes, as appropriate, to management’s programs to maintain and improve community relations. This committee also reviews the effects of regulatory accounting initiatives and off-balance sheet transactions on the financial statements of the Company; reviews any audit problems encountered and management’s response; reviews internal controls and procedures and any changes implemented in light of material control deficiencies or weaknesses; determines whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K; monitors activities and results of financial and computer system audits; reviews the adequacy of the Company’s accounting and financial records and system for managing business risk and legal compliance programs; reviews proposed or contemplated significant changes to the Company’s accounting principles and practices and, prior to the filing of certain SEC reports, reviews with management, the internal audit service provider and the independent registered public accounting firm the impact on the financial statements of estimates which potentially affect the quality of the financial reporting; reviews the Company’s quarterly financial statements prior to the filing of such statements on Form 10-Q and earnings releases; establishes and monitors procedures for handling complaints received by the Company regarding accounting, auditing or internal accounting control matters and confidential anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; advises the Board on corporate and governmental security matters; reviews this committee’s Charter annually and recommends to the Board any appropriate changes; also this committee without having to seek Board approval determines funding by the Company for payment of independent registered public accounting firm and any advisors retained by this committee.

•	Charter. The Board has adopted a written charter for this committee outlining this committee’s duties, responsibilities and procedures.

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Members. The Audit Committee currently consists of Mr. Lilley, Dr. Teal and Mr. Wetmore (chair). Mr. Lilley has been a member since July 2008, Dr. Teal has been a member since 2003, and Mr. Wetmore has been a member since 2006. The Board has determined that all members of the Audit Committee meet applicable NYSE standards for independence and financial literacy and that Mr. Wetmore is the “audit committee financial expert” for purposes of SEC rules. No committee member is permitted to serve on more than three audit committees of public companies.

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Meetings; Executive Sessions. During 2009, five meetings of this committee were held. This committee meets in executive session separately with management, the independent registered public accounting firm and the internal auditor and periodically with the internal audit service provider. It also meets regularly in executive session without the presence of management and outside service providers.

Compensation Committee

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Scope of Authority. The Compensation Committee administers and sets policy and develops and monitors strategies for the programs which compensate the CEO and other executives. It evaluates, establishes and approves the compensation for the CEO and our other officers named in the Summary Compensation Table (the persons named in such table being the “named officers”), including total direct compensation opportunity, and the mix of base salary, annual incentive standard and long term incentive awards. It approves the measures, weighting, payout matrices and actual payouts and certifies performance for and administers the incentive compensation plans for such persons. This committee also administers the 2009 Long Term Incentive Plan and the 1999 Long Term Incentive Plan, reviews the Compensation Discussion and Analysis that appears in this Proxy Statement, issues an annual Compensation Committee Report that appears in this Proxy Statement, approves executive and change in control agreements, approves and adopts new qualified and non-qualified pension plans, adopts amendments thereto, approves terminations of qualified and nonqualified pension plans, administers the Senior Executive Pension Plans, makes recommendations to the Board on any other matters pertaining to the pension, CEOP and other plans which this committee deems appropriate. This committee also advises the Board on the remuneration for members of the Board.

•	Charter. The Board has adopted a written charter for this committee outlining this committee’s duties, responsibilities and procedures.

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Board Compensation. This committee also advises the Board on the remuneration for members of the Board and reviews and recommends annually to the Board the form and amount of non-employee director compensation to be paid during the fiscal year. The committee uses an outside consultant that this committee retains directly for benchmarking, advice and recommendations regarding director compensation. This committee also monitors the outside consultant’s charges. The CEO reviews the outside consultant’s recommendation regarding director compensation but the final decision remains with this committee and ultimately with the Board.

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Performance Focus. “Pay for performance” is the central tenet in our executive compensation philosophy. Because the emphasis of our executive compensation program is on performance achievement, an important focus of this committee is to establish appropriate performance measures and then review actual performance versus such measures.

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Executive Officer Compensation. This committee approves the measures, goals, objectives, weighting, payout matrices and actual payouts and certifies performance for and administers the incentive compensation plans for those receiving payouts under these plans. It also administers the 2009 Long Term Incentive Plan and the 1999 Long Term Incentive Plan.

The Compensation Committee has delegated to our CEO and our Vice President of Human Resources (i) the ability to determine whether a departing employee (other than an executive officer) shall have his or her employee stock options and awards extended or terminated upon cessation of employment and (ii) the authority to grant committee-approved change in control (Tier II) agreements to high level employees other than executive officers. The Compensation Committee has also delegated to our CEO the authority to enforce or waive the non-competition clause contained in the 1999 Long Term Incentive Plan. This committee has also delegated to an administrative pension committee of employees the ability (i) to handle certain administrative matters with respect to our qualified defined benefit pension plan, (ii) to make amendments to comply with union contracts and (iii) together with the CEO and Vice President of Human Resources, to make plan changes required by certain laws. In addition, this committee has delegated to another committee of employees, together with the CEO and Vice President of Human Resources, authority to amend our 401(k) plan to comply with certain laws. This committee has also authorized the Vice President of Human Resources to amend and adopt our welfare benefit plans applicable to employees generally.

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Outside Compensation Consultants. Pursuant to its charter, this committee has the sole authority to select and retain compensation consultants for the purpose of assisting it in the evaluation of executive and director compensation. From 2007 through early 2010, the Compensation Committee has retained Hay Group as its outside compensation consultant. This outside compensation consultant reports directly to the committee and provides data and insight to assist the committee in ensuring that our executive compensation programs and director compensation programs are reasonable and consistent with the committee’s compensation objectives, including its “pay for performance” objective. This committee’s approval (or, if such approval is not practicable, the committee chair’s approval) is required for all use of the Committee’s outside consultants by the Company (i) to prepare a compensation analysis relating to an executive officer and (ii) if a project involves costs in excess of $20,000. For any project at or under $20,000, no committee approval is required but management must report such project and its costs to this committee at its next meeting. During 2009, the Company paid Hay Group $156,709 for the services it rendered to the Compensation Committee. In addition, the Company subscribed to a Hay Group worldwide compensation database and purchased detailed pay analyses for several international locations from Hay Group for an amount aggregating $62,762 in 2009. During 2009, this committee also directly engaged Sibson Consulting (“Sibson”), an outside actuarial and pension plan consulting firm, which, along with Hay Group, advised this committee on changes to the Senior Executive Pension Plan, the Company’s non-qualified pension plan for senior executives. Sibson’s assignment from the committee included a review of the plan’s features and projected benefits for current participants, a review of external trends and data regarding these types of plans, including comparisons to peer companies, recommendations regarding changes to the plan and an analysis of the impact of any changes. Sibson was recommended to this committee by management because the consultant was already familiar with the Company’s qualified and non-qualified pension plans since it serves as the actuary for those plans and provides consulting services on benefit plan matters to the Company. Sibson’s fees for the services supplied to the committee during 2009 totaled $34,151. In addition, during 2009, Sibson provided to the Company and its affiliates actuarial services for Company’s U.S. qualified and non-qualified pension plans, its long term disability plan and its post-retirement medical plan, as well as consulting services for the Company’s benefit plans, such as services to the qualified pension plan for administration and compliance and pension plan consulting for financial reporting purposes. The costs of these other services supplied during 2009 totaled $578,864. These other services and fees were approved by the Compensation Committee in 2010. For additional information regarding executive compensation, see the Compensation Discussion and Analysis section of this Proxy Statement and related tables.

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Members. This committee currently consists of Messrs. Cavanagh, Powell and Sanders (chair). Mr. Cavanagh has been a member since 1999. Mr. Powell became a member in July 2007. Mr. Sanders has been a member since 2004. The Board has determined that all members of the Compensation Committee met applicable NYSE standards for independence.

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Meetings; Management Participation; Executive Sessions. In 2009, six meetings of this committee were held. Certain members of management are invited to participate in the meetings. Our CEO and Vice President of Human Resources attend the committee meetings regularly and usually our Chief Financial Officer also attends. Management’s role is to contribute input and analysis to the committee’s discussions. After a review with the outside compensation consultant prior to the committee’s meeting, the CEO makes compensation recommendations for the other named officers to the committee. Although our CEO makes recommendations, the final determination for executive compensation rests with this committee. This committee meets in executive session in which only committee members and the outside compensation consultant participate. The executive sessions generally focus on setting our CEO’s compensation and performance goals and reviewing his performance achievement and the terms and conditions associated with compensation the CEO earns. The committee chair informs the Board of its decisions generally and meets with the Board in executive session periodically to report on the CEO’s compensation and performance.

Corporate Governance Committee

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Scope of Authority. The Corporate Governance Committee assists the Board in fulfilling its responsibility to the Company’s shareholders relating to the selection and nomination of directors, makes recommendations to the Board regarding the selection of the CEO, reviews the nominees for other offices of the Company, coordinates the evaluation of the Board and its committees, develops and recommends to the Board corporate governance guidelines, periodically reviews corporate governance trends, issues and best practices and makes recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board and the Company, recommends to the Board a slate of nominees to be proposed for election to the Board by shareholders at annual meetings and at other appropriate times, recommends individuals to fill any vacancies created on the Board, makes recommendations to the Board regarding the size and composition of the Board and the particular qualifications and experience that might be sought in Board nominees, assesses whether the qualifications and experience of candidates for nomination and renomination to the Board meet the then current needs of the Board, seeks out possible candidates for nomination and considers suggestions by shareholders, management, employees and others for candidates for nomination and renomination as directors, reviews and makes recommendations to the Board regarding the composition, duties and responsibilities of various Board committees from time to time as may be appropriate, reviews and advises the Board on such matters as protection against liability and indemnification, and assesses and reports annually to the Board on the performance of the Board itself as a whole. This committee also reviews and approves the director access policy and procedures for shareholders to recommend individuals for consideration to serve on the Board.

•	Charter. The Board has adopted a written charter for this committee outlining this committee’s duties, responsibilities and procedures.

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Members. The Corporate Governance Committee currently consists of Messrs. Cavanagh (chair), Lilley, Powell, Sanders and Wetmore and Dr. Teal. All have been members of this committee for at least three years except for Messrs. Lilley and Powell, each of whom became a member in July 2007. Mr. Cavanagh has been the Chair since 2005. The Board has determined that all members of the Corporate Governance Committee satisfy applicable NYSE standards for independence.

•	Meetings; Executive Sessions. During 2009, one meeting of this committee was held. This committee meets in executive sessions without management periodically as it determines.

Committee Charters

All Board committee charters are available on the Company’s web site at http://www.archchemicals.com in the Investor Relations section, and a paper copy can also be obtained by contacting Investor Relations, Arch Chemicals, Inc., 501 Merritt 7, P.O. Box 5204, Norwalk, Connecticut 06856-5204 or by calling (203) 229-2654.

How were Board nominees selected?

The Board itself is responsible, in fact as well as procedurally, for selecting nominees for membership. The Board delegates the screening process to the Corporate Governance Committee with direct input from the CEO. Such committee is responsible for reviewing with the Board the appropriate experience and skills required of new and current Board members in the context of the current composition of the Board. The Board historically has utilized the services of a search firm to help identify new candidates for director who meet the qualifications outlined below.

It is the Board’s desire to select individuals for nomination to the Board who are most highly qualified and who, if elected, will have the time, qualifications and dedication to best serve the interests of the Company and its shareholders, taking into account such person’s skills, expertise, breadth of experience, knowledge about the Company’s businesses and industries, including current service on the Board, if any, qualities and capabilities, as well as the needs and objectives of the Board and the Company. All Board nominees are reviewed in this manner. Although the Board does not have a specific policy regarding diversity, the Board seeks to have members who bring a variety of differences in view points, skills, professional experience and backgrounds. A person’s sex, race, religion, age, sexual orientation or disability are not criterion for service on the Board. In addition, at least two-thirds of the members of the Board must be independent directors. To be “independent” for this purpose, the director must not have any direct or indirect material relationship with the Company as determined by the directors as provided in the Company’s Principles of Corporate Governance which is available on the Company’s website at www.archchemicals.com in the Investor Relations section.

After a review of identified Board candidates and their backgrounds by the Corporate Governance Committee, with the aid of the CEO, the chair of such committee and the CEO interview potential new Board candidates, if any, selected by the Corporate Governance Committee. The results of these interviews are reviewed with all directors before such committee recommends a candidate to the Board for approval.

The current nominees are all incumbent Board members and their nominations were considered by the Corporate Governance Committee and were recommended for election by that committee to the full Board.

The Corporate Governance Committee will consider candidates recommended by shareholders for election as directors at future annual meetings. Recommendations must be in writing and submitted to the Corporate Secretary of the Company by December 1, accompanied by the written consent of the candidate along with the information required for director nominations as set forth in the Company’s Bylaws, including:

•	the name and address of the shareholder who intends to make the nomination and any other person on whose behalf the nomination is being made, and of the person or persons to be nominated;

•	the class and number of shares of the Company that are owned by the shareholder and any other person on whose behalf the nomination is being made;

•

a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

•	any other information regarding the nominee or shareholder that would be required to be included in a proxy statement relating to the election of directors.

The Corporate Governance Committee did not receive any director nominee recommendations from shareholders during 2009.

Our Bylaws provide procedures and timeframes for shareholders to nominate their own director nominees directly to other shareholders.

Does the Company have a process for interested parties to send communications to the Board?

Yes. Shareholders and interested parties may communicate with the whole Board or any member of the Board by writing to the Board or such member c/o Corporate Secretary, Arch Chemicals, Inc., P.O. Box 5204, Norwalk, Connecticut 06856-5204. All such communications are passed on to the addressed Board members except for commercial solicitations.

Does the Company have a policy regarding director attendance at annual meetings of shareholders?

While we do not have a formal policy, we strongly encourage all directors to attend the annual meetings of shareholders. All directors attended the 2009 annual meeting of shareholders.

Has the Board of Directors adopted Principles of Corporate Governance?

Yes. The Company’s Principles of Corporate Governance can be found on the Company’s website by going to the following address: http://www.archchemicals.com in the Investor Relations section under Corporate Governance. A paper copy can also be obtained by contacting Investor Relations, Arch Chemicals, Inc., 501 Merritt 7, P.O. Box 5204, Norwalk, Connecticut 06856-5204 or by calling (203) 229-2654. The definition of director independence can be found in our Principles of Corporate Governance.

What is the categorical independence standard used by the Board to determine whether Board members are independent?

In addition to the independence requirements of the NYSE, the Board has adopted Principles of Corporate Governance that contain the following definition of independence:

(1)	A Director will not be independent if, within the preceding three years: (i) the Director was employed by the Corporation; (ii) an immediate family member of the Director was employed by the Corporation as an executive officer; (iii) the Director was (but is no longer) a partner in or employed by the Corporation’s external auditor and personally worked on the Company’s audit within that time; (iv) an immediate family member of the Director was (but is no longer) a partner in or employed by the Company’s independent auditor and personally worked on the Company’s audit within that time; (v) an executive officer of the Company was on the board of directors of a company which employed the Company’s Director, or which employed an immediate family member of the Director as an executive officer; or (vi) the Director or an immediate family member of the Director received in any twelve-month period during such three-year period direct compensation from the Company and its consolidated subsidiaries in excess of $100,000 other than director compensation (including committee fees) and pensions or other forms of deferred compensation (provided such compensation is not contingent in any way on continued service).

(2)	A Director will not be independent if: (i) the Director or the immediate family member of the Director is a current partner of the Company’s external auditor firm or internal auditor service provider firm; (ii) the Director is a current employee of either such firm; or (iii) the Director has an immediate family member who is a current employee of either such firm and who participates in either such firm’s audit, assurance or tax compliance (but not tax planning) practice.

(3)	The following commercial or charitable relationships will not be considered to be material relationships that would impair a Director’s independence: (i) if a Director is a current employee of, or has an immediate family member who is a current executive officer of another company that has made payments to, or received payments from the Company, in any of the last three fiscal years that are less than the greater of $1 million or two percent (2%) of the annual revenues of the company he or she is so associated; (ii) if a Director is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than two percent (2%) of the total consolidated assets of the company he or she serves as an executive officer; and (iii) if a Director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than two percent (2%) of that organization’s total annual charitable receipts (excluding for this purpose any and all of the Company’s automatic matching of employee and Director charitable contributions).

The Board will annually review all commercial and charitable relationships of Directors. Whether Directors meet these categorical independence tests will be reviewed and will be made public annually prior to their standing for re-election to the Board.

A Director who was a past director or executive officer of Olin Corporation shall not be disqualified as an independent Director simply because of such past service unless applicable law or regulations require otherwise.

The Board shall have as members such persons that it considers it needs to perform its functions with respect to background, skill sets, diversity and business experience.

In April 2009, the Board determined that all members of the Board who are not currently officers of the Company (that is, all directors other than Mr. Campbell, our CEO) were independent within the meaning of the Principles of Corporate Governance and NYSE rules. Relationships between the Company and these independent directors, if any, fall below the percentage thresholds indicated in the definition of independence outlined above.

The Board considered purchases or sales of products or services incurred in 2008 in the ordinary course of business as follows: with Guardian Life, where Mr. Cavanagh serves as a director, with Cytec Industries, Inc., where during 2008 Mr. Lilley was Chairman, President and Chief Executive Officer, with Public Services Enterprise Group Incorporated, where Mr. Lilley serves as a director, with PolyOne Corporation, where Mr. Powell serves as a director, with Milliken & Company, Celanese Corporation and Nalco Holding Company, where Mr. Sanders is a director, and with Avon Products Inc., where Dr. Teal is an officer.

Does the Board have a lead independent director?

Yes. The duties of the lead independent director are: to serve as principal liaison between the Chairman of the Board and the independent directors; to participate in the flow of information to the Board by approving meeting agenda items and meeting schedules to assure that there is sufficient time for discussion of all agenda items; to have the authority to call meetings of the independent directors; if requested by major shareholders, ensure that he or she is available, when appropriate, for consultation and direct communication with such shareholders; and to preside at all meetings of the Board at which the chairman is not present and to preside at executive sessions of the independent directors. Our lead independent director is serving for a term of at least one year. The independent directors chose Mr. Cavanagh as lead independent director and the Board elected him to that post to serve until the 2010 Annual Meeting of Shareholders. Our CEO also serves as the Chairman of the Board and we believe the combined position of chairman and CEO promotes a unified direction and leadership for the Board. It also gives a single, clear focus for the chain of command for our organization, strategy and business plans. We believe having a chairman who is also the CEO and a separate lead independent director offers an appropriate balance between the roles and provides a satisfactory counterbalance to the combined role of chairman and CEO.

Has the Company adopted a Code of Ethics and a policy regarding approval of related party transactions?

The Company has a written code of conduct that applies to all directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. Our code of conduct embodies ethical principles and is on our website at: http://www.archchemicals.com in the Investor Relations section under Corporate Governance. The Company will post any amendments to the code of conduct, as well as any waivers that are required to be disclosed by the rules of either the SEC or the NYSE, on its website. A paper copy of the code can also be obtained for no charge by contacting Investor Relations, Arch Chemicals, Inc., 501 Merritt 7, P.O. Box 5204, Norwalk, Connecticut 06856-5204 or by calling (203) 229-2654.

Our code of conduct requires disclosure of any transaction that involves a conflict of interest with us and our employees and directors. Directors and officers are also surveyed annually regarding “related party” transactions with the Company and its subsidiaries and our accounting records are also reviewed for transactions with companies affiliated with these persons. In addition, our Board has a written policy which requires our Audit Committee to approve transactions in excess of $120,000 in which a related person (namely, a director, executive officer or five percent or more shareholder) has a direct or indirect material interest as defined by SEC rules. Certain transactions are deemed approved by the Audit Committee under this policy. These are transactions involving (i) prior authorization by the Board or a Board committee which has been otherwise authorized to approve the transaction (such as executive compensation that has been approved by the Compensation Committee); (ii) ordinary course of business transactions which do not exceed the greater of $1 million or two percent (2%) of the other party’s consolidated revenues for the prior year; (iii) charitable contributions which do not exceed the lesser of $1 million or two percent (2%) of the charity’s total gross receipts for the prior year; (iv) transactions determined through competitive bidding; (v) transactions where the related person’s interest arises solely as our shareholder and all our shareholders receive the same benefits proportionately (e.g., dividends); (vi) transactions where the services are regulated by public authority (e.g., utilities); (vii) banking services; (viii) investment services provided in connection with our Company-sponsored benefit plans; and (ix) significant shareholders which are generally institutional investors or investment advisors who do not seek to control the Company or which hold shares under a Company-sponsored benefit plan. If advance approval of a related party transaction is not practicable, the Audit Committee may ratify the transaction. If the transaction is not ratified, management shall make reasonable efforts to terminate the transaction.

What is the Board’s role in risk oversight?

The Board plays an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Audit Committee oversees the results of financial and computer audits and receives quarterly updates on ethics and litigation matters. The Audit Committee also oversees management of risks associated with environmental and health and safety matters and reviews with management the Company’s enterprise risk management process. The Compensation Committee reviews incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and reviews and discusses, at least annually, the relationship between risk management and practices, corporate strategy and senior executive compensation. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed of such risks not only through committee reports but also directly at the annual strategic plan review. At that strategic review, significant risks as identified through the Company’s enterprise risk management process, as well as the steps taken to manage such risks, are reviewed for each of the Company’s businesses as well as for the Company as a whole. The Board at each regular meeting reviews financial performance, business operations and Responsible Care® performance of the Company. In addition, the Board as a whole annually reviews the environmental, health and safety and litigation risks of the Company.

Does the Company have a shareholder rights plan?

The Company currently does not have a shareholders rights plan. The Company’s shareholder rights plan expired in January 2009 and was not renewed.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is established by the Board of Directors. The Board has adopted a written charter for this committee setting out the functions it is to perform. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The Directors who serve on this committee are all “Independent” for purposes of the New York Stock Exchange listing standards. Thus, the Board of Directors has determined that no Audit Committee member has a relationship to the Company that may interfere with our independence from the Company and its management.

The Audit Committee reviewed the Company’s audited financial statements for the year ended December 31, 2009 and met with both management and KPMG LLP (“KPMG”), the Company’s independent registered accounting firm, to discuss those financial statements. Management has represented to this committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board and other regulations regarding KPMG LLP’s independence relative to the Company and has discussed with KPMG their independence. The Audit Committee also considered the compatibility of non-audit services with such firm’s independence. We also discussed with KPMG any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Douglas J. Wetmore, Chair

David Lilley

Janice J. Teal

February 18, 2010

DIRECTOR COMPENSATION

Director Compensation Table

(for fiscal year ended December 31, 2009)

Name(a)	Fees Earned or Paid in Cash ($)(1)(b)	Stock Awards ($)(2)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(f)	All Other Compensation ($)(3)(g)	Total ($)(h)
R. E. Cavanagh	$72,500	$104,200	$0	$0	$0	$34,095	$210,795
D. Lilley	50,000	104,200	0	0	0	12,245	166,445
W. H. Powell	50,000	104,200	0	0	0	9,069	163,269
D. S. Sanders	57,500	104,200	0	0	0	26,293	187,993
J. J. Teal	50,000	104,200	0	0	0	21,886	176,086
D. J. Wetmore	70,000	104,200	0	0	0	16,266	190,466

(1)	Fees earned or paid in cash include the following:

Name	Cash Retainer	Committee Chair Meeting Fee	Lead Director Fee	Fees Earned or Paid in Cash($)
R. E. Cavanagh	$50,000	$7,500	$15,000	$72,500
D. Lilley	50,000	—	—	50,000
W. H. Powell	50,000	—	—	50,000
D. S. Sanders	50,000	7,500	—	57,500
J. J. Teal	50,000	—	—	50,000
D. J. Wetmore	50,000	20,000	—	70,000

Messrs. Lilley, Sanders and Wetmore elected to defer their 2009 retainers in phantom shares under the Directors Plan as described below. These deferrals are included in the figures above.

(2)	The value shown represents the grant date fair value computed in accordance with FASB ASC Topic 718. It reflects the 2009 grant of 4,000 phantom shares to directors at the fair market value of $26.05 per share which was the closing price on the date of grant (January 2, 2009). The value excludes the deferrals described in the immediately preceding footnote.

As of December 31, 2009, the following directors held phantom shares of our Common Stock in a deferred account under the Directors Plan described below totaling: Mr. Cavanagh, 40,236; Mr. Lilley, 12,410; Mr. Powell, 8,366; Mr. Sanders, 30,300; Dr. Teal, 24,688; and Mr. Wetmore, 17,530. These balances include Board compensation paid for prior years of service.

(3)	All Other Compensation includes the following:

Name	Charitable Contributions(a)	Dividends on Arch Stock(b)	Aggregate Withdrawals or Distributions	Total All Other Compensation
R. E. Cavanagh	$2,500	$31,595	$0	$34,095
D. Lilley	2,500	9,745	0	12,245
W. H. Powell	2,500	6,569	0	9,069
D. S. Sanders	2,500	23,793	0	26,293
J. J. Teal	2,500	19,386	0	21,886
D. J. Wetmore	2,500	13,766	0	16,266

(a)	The value shown represents our charitable match for 2009 under the Arch charitable giving described below as of March 1, 2010. As of that date, in total, for 2009 we matched $15,000 of the charitable contributions made by directors. Directors have until March 31, 2010 to submit matching forms for 2009 contributions.

(b)	This figure represents the amount of dividends paid on all deferred Arch phantom shares under the Directors Plan described below.

Director Fees and Policies

For 2009, each non-employee director was entitled to receive $50,000 in cash as a retainer. If Board meetings exceeded eight meetings in a calendar year, each non-employee director would be entitled to receive a $1,500 meeting fee for each Board meeting attended in excess of eight meetings. In 2009, there were less than nine Board meetings. In 2009, each Board committee chair received a $7,500 annual committee chair meeting fee in cash, except that the Audit Committee chair received a fee of $20,000. Our lead independent director, Mr. Cavanagh, received a lead director fee of $15,000.

All directors participate in the Arch charitable giving program on the same basis as Company employees with a 100% match for gifts up to $2,500 annually to eligible charities. Directors who are not officers or employees of the Company or one of its subsidiaries are covered while traveling on Company business under the Company’s business travel accident insurance policy which covers employees of the Company generally. Directors also are reimbursed during the year for expenses incurred in the performance of their duties as directors, such as travel expenses.

Directors Plan

The Stock Plan for Non-employee Directors (the “Directors Plan”) provides the Board with the opportunity to pay non-employee director compensation in the form of shares of Common Stock (including phantom shares), stock options to purchase shares of the Company’s Common Stock, performance shares or a combination thereof.

The Directors Plan includes the following provisions:

(i)	Provides for the granting annually, at the election of the Board, of a number of shares of Common Stock, options to purchase shares of Common Stock, performance shares or a combination of the foregoing (as determined by the Board) to each non-employee director and, in the case of a grant of shares of Common Stock, the deferral of the payment of these shares until after the director ceases to be a member of the Board;

(ii)	Permits the Board to determine and approve if all or part of the annual retainer and meeting fees shall be paid in shares of Common Stock; and

(iii)	Permits directors to elect to defer any meeting fees and excess retainer paid in cash and any shares to be delivered under the Directors Plan.

Under the Directors Plan, dividends on deferred shares are paid to the non-employee director unless the director elects to defer such amounts in which case dividend equivalents are reinvested in phantom shares of Common Stock on the dividend payment date. Deferred shares are paid out in shares of Common Stock unless the Board decides otherwise. Performance shares vest and are paid out, unless deferred by the director, upon the satisfaction of performance goals established by the Compensation Committee. Deferred accounts under the Directors Plan are paid out if there is a “Change in Control” as defined in the plan. The Board sets director compensation for a calendar year in the prior calendar year.

In January 2009, each non-employee director’s deferred stock account under the Directors Plan was credited with 4,000 phantom shares of Common Stock. These shares will be paid out to a director in cash when he or she ceases to be a director. The shares, cash retainer and any fees may be deferred by the director as provided in the Directors Plan into Arch phantom stock accounts and a variety of other phantom investment vehicles. Dividend equivalents are credited to the Arch phantom stock accounts on the same basis as dividends paid to our shareholders. No other awards were made to non-employee directors under the Directors Plan in 2009.

Equity Ownership Guidelines

In January 2010, the Board adopted equity ownership guidelines for our non-employee directors. The purposes of these guidelines are to encourage ownership of our Common Stock in order to align further the interests of our directors with the interests of our shareholders and to promote further sound corporate governance. These guidelines require that all non-employee directors must maintain a minimum ownership of 25,000 shares of Arch Common Stock. Shares counted for this purpose include shares owned directly or indirectly and phantom shares held in the Directors Plan. Directors have five years from the date of the adoption of the guidelines to meet the minimum ownership requirement. Compliance with these guidelines will be reviewed on an annual basis.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

How much stock is beneficially owned by directors and the individuals named in the Summary Compensation Table?

The following table sets forth the number of shares of Common Stock beneficially owned by each current director and nominee for director, by the individuals named in the Summary Compensation Table, and by all such directors and executive officers of the Company, including the named officers, as a group, as reported to the Company by such persons as of January 15, 2010. Unless otherwise indicated in the footnotes below, the officers, directors, nominees and individuals had sole voting and investment power over such shares. Also included in the table are shares of Common Stock which may be acquired within 60 days.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class of Common Stock(3)
Michael E. Campbell	198,858
Hayes Anderson	29,870
Richard E. Cavanagh	20,622
Steven C. Giuliano	11,713
David Lilley	0
Louis S. Massimo	30,394
Sarah A. O’Connor	28,205
William H. Powell	20,668
Daniel S. Sanders	20,000
Joseph H. Shaulson	527
Janice J. Teal	5,000
Douglas J. Wetmore	5,000
Directors and executive officers as a group, including those named above (total 16 persons)	395,031	1.6

(1)	Included in this table with respect to officers are shares credited under the CEOP. Non-employee directors hold phantom shares in deferred stock accounts pursuant to arrangements described above under “Director Compensation” in the following amounts as of January 15, 2010:

Names	Phantom Shares Payable in Common Stock	Phantom Shares Payable in Cash	Total Phantom Shares
R. E. Cavanagh	9,299	34,937	44,236
D. Lilley	0	16,410	16,410
W. H. Powell	0	12,366	12,366
D. S. Sanders	0	36,110	36,110
J. J. Teal	0	28,688	28,688
D. J. Wetmore	0	23,733	23,733

The 9,299 shares shown above for Mr. Cavanagh are included in his total of 20,622 shares in the table. The phantom shares payable in cash are not included in any director’s beneficial ownership total. In addition, not included in the table for the named officers and all executive officers as a group are the following number of phantom shares payable in cash held in the Company’s Supplemental Contributing Employee Ownership Plan (the “SCEOP”), a nonqualified excess benefit plan: for Mr. Campbell, 26,485 shares; for Mr. Anderson, 6,520 shares; for Mr. Giuliano, 247 shares; for Mr. Massimo, 10,830 shares; for Ms. O’Connor, 4,292 shares; for Mr. Shaulson, 105 shares; and for all other executive officers as a group, 779 shares. The shares credited to all these deferral accounts have no voting power.

(2)

The amounts shown include shares that may be acquired within 60 days following January 15, 2010 through the exercise of stock options as follows: Mr. Campbell, 0; Mr. Anderson, 2,101; Mr. Cavanagh, 7,600;

Mr. Giuliano, 4,500; Mr. Lilley, 0; Mr. Massimo, 0; Ms. O’Connor, 13,500; Mr. Powell, 0; Mr. Sanders, 0; Mr. Shaulson, 0; Dr. Teal, 0; Mr. Wetmore, 0; and all directors and executive officers as a group, including the named individuals, 34,851.

(3)	Unless otherwise indicated, beneficial ownership of any named individual does not exceed one percent of the outstanding shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the period from January 1, 2009 to December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In this Compensation Discussion and Analysis, we describe for shareholders our executive compensation objectives, plan designs, policies and decision-making practices. We also explain the decisions we made regarding 2009 and future compensation for the following named officers:

•	Michael E. Campbell, our Chairman, President and Chief Executive Officer

•	Steven C. Giuliano, our Senior Vice President and Chief Financial Officer

•	Hayes Anderson, our Vice President, Human Resources

•	Louis S. Massimo, our former Executive Vice President and Chief Operating Officer (who ceased to be an employee on December 31, 2009)

•	Sarah A. O’Connor, our Senior Vice President, Strategic Development, Chief Legal Officer and Secretary

•	Joseph H. Shaulson, our Senior Vice President, Wood Protection, Industrial Coatings and Personal Care Ingredients

Executive Compensation Objectives

The Company’s executive compensation program is designed to provide a rational, consistent, and easy-to-understand pay for performance reward system. The objectives of our executive compensation program as established by our Compensation Committee (the “Committee”) include:

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Reward for Shareholder Value Creation. The overarching objective of our compensation philosophy and the incentive arrangements is to reward executive actions and behaviors that drive global growth, improve profitability and maximize the overall economic value realized by our shareholders.

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Promote an Unambiguous Performance Focus. All company performance goals and many individual performance goals are based on measurable criteria. The goals and performance expectations for the CEO are approved in advance by the Committee. The CEO approves the specific individual goals and objectives for the other named officers in advance as well.

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Balance Risk and Potential Executive Reward. Our performance goals are selected to achieve a balance between desired short-term and long-term outcomes. In this way we encourage strategic decisions for competitive advantage as well as discourage executives from taking unnecessary or excessive risks that would threaten the reputation or sustainability of the Company.

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Emphasize Pay for Performance. Our named officers’ total targeted compensation opportunity places significantly more emphasis on pay for performance incentives than on non-performance based compensation like base salary. Additionally, in order to promote a long term performance focus, the incentive mix for our CEO is weighted more significantly toward long term incentive opportunities rather than annual incentive opportunities due to his significant role in determining the long term strategy of the Company.

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Provide Internally Equitable and Externally Competitive Rewards. We believe that the determination of equitable and competitive compensation should balance the external and internal value for the job role. The pay opportunity provided to our named officers is determined in part based on the Committee’s review of competitive market data. However, the Committee also may consider the size, scope and or potentially unique job and its contribution to our sustainable financial and operational success.

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Unite the Company’s Management as a Team. The key financial goals in our incentive arrangements are shared by all named officers. In this way, we create a shared focus that drives shareholder value and unites our executive team.

2009 Modifications to Compensation and Benefit Programs

The Compensation Committee continually reviews the aspects of the executive compensation programs to insure that the programs meet the following requirements:

•	Strong alignment with Arch’s pay for performance philosophy

•	Reflective of shareholder feedback

•	Compliance with all applicable regulatory requirements

•	Consistent, on balance, with corporate governance best practices and proxy guidelines

During 2009, we considered the feedback we received from shareholders, policy recommendations provided by institutional shareholder advisory organizations and the recently issued Conference Board Task Force on Executive Compensation report. As a result of this review, the following policy modifications to our compensation and benefits programs were adopted:

•

Change in Control (CIC) Excise Tax Gross-Ups. Future severance and change in control agreements will not include a gross-up for taxes on payments in excess of Internal Revenue Code Section 280G limits.

•	Change in Control (CIC). Future executive agreements will not include provisions for additional pension credits in change in control situations.

•	Early Retirement Bridging. Future executive agreements will not include early retirement bridging for executives under age 55 in a change in control situation.

•	Perquisites. Elimination of all perquisites for U.S.-based executive officers, including the named officers, effective January 1, 2010.

•

Long Term Incentive Plan. Grants made in 2010 included two grants: 1) a grant of performance units and 2) a grant of performance accelerated restricted stock units. For grants made in 2010 and beyond, we have eliminated the acceleration provision that previously provided the opportunity for an early pay out if the goal is met prior to the end of the third year. In addition, we have rebalanced the long term incentive grants by shifting a greater portion of the long term incentive value into performance units and away from restricted stock units.

•

Double Trigger in a Change-in-Control Situation. While we already require an employment termination for both the continuation of certain benefits and for nearly all severance payments under our change-in-control agreements, we intend to review in 2010 all single triggers in change-in-control situations (including in equity-based award grants) with a view toward implementing double triggers in the future for all future compensation arrangements subject to maintaining tax deductibility of the compensation to the Company and any other regulatory requirements.

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Risk Reward Factor. Grants on or after January 1, 2010 will utilize a different Risk Reward Factor, as described more fully below in the Long-Term Incentives section. We will phase out the Risk Reward Factor of 65%, which was used for the 2009 grant over the next 2 years (the 2010 grant will use a Risk Reward Factor of 83% and the 2011 grant will not use any Risk Reward Factor).

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Dividend Equivalents on Unvested Stock Unit Awards. Dividend equivalents on phantom stock units granted on or after January 1, 2010 under our Long Term Incentive Plan will be accrued and paid out only to the extent the underlying awards are earned. Previously, such dividend equivalents were paid currently to the executive while the award was outstanding and unvested.

•	Equity Ownership Guidelines. Market competitive equity ownership guidelines for the named officers and non-employee directors were adopted.

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Peer Company Comparator List. Revised our list of peer companies, eliminating Ecolab, Cytec and Lubrizol for 2010 because the Committee felt these companies were too large to use in competitive benchmarking.

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Risk Oversight. Our Board amended the Committee’s charter in October 2009 to include responsibility to review incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and the Committee will review and discuss, at least annually, the relationship between risk management and practices, corporate strategy and senior executive compensation.

Key Analytical Tools Used in the Compensation Decision-Making Process

In addition to the Executive Compensation Objectives mentioned above, the Committee utilized competitiveness and best practices as key analytical tools for compensation decision making.

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Strategic Needs. The Committee considers the state of our Company’s financial and operational performance and the competitive landscape within the industry in making determinations about the design of the compensation program. This information is used to shape the overall structure of compensation as well as the design of our annual and long-term incentive programs to ensure they motivate the behaviors necessary to achieve sustainable returns for shareholders.

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Competitive Standard. The Committee’s primary competitive standard is to target named officer base salary, total cash opportunity (base salary plus annual incentive opportunities) and total targeted compensation opportunity (base salary plus annual and long-term incentive opportunities) to the 45th to 55th percentile (range of median) of a peer group of specialty chemical companies. This group was revised and updated for 2009. Additionally, aggregated compensation data from Hay Group’s national database of public companies serve to validate and calibrate the peer group data. The application of the competitive standard is discussed in greater detail below.

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Peer Group. For 2009 compensation planning purposes, the Committee utilized the 18 companies that were selected by the Committee in 2008 as relevant competitors in businesses similar to our Company as well as companies competing with us for investor dollars. The 2009 peer companies are:

•A. Schulman, Inc.	•International Flavors & Fragrances Inc.

•Albemarle Corporation	•Koppers Holdings Inc.

•Cabot Corporation	•Lubrizol Corporation

•Chemtura Corporation	•OM Group Inc.

•Cytec Industries Inc.	•Rockwood Holdings Inc.

•Ecolab Inc.	•Scotts Miracle Gro Company

•Ferro Corporation	•Sensient Technologies

•FMC Corporation	•Sigma-Aldrich Corporation

•H. B. Fuller Company	•W. R. Grace & Company

While some of the institutional shareholder groups suggest different peer companies for the Company, we did not include some of these companies, such as Minerals Technologies Inc., NewMarket Corporation, Olin Corporation, Spartech Corporation, Stepan Company and Valhi Inc., because, in our view, they do not compete in our specific business areas nor do they compete for our employees or investor dollars.

•

Internal Equity. The Company utilizes the Hay Guidechart Profile for job evaluation for all salaried U.S. employees. This profile assigns each job position a fixed number of “Hay” points based on the position’s duties and responsibilities. In addition, the Profile allows us to create an internal positioning of our employee positions based on their responsibilities and impact on the organization. Since the Hay Guidechart Profile is a commonly used structure in our industry, this information provides us base salary, annual incentive, and long-term incentive plan compensation comparisons with jobs of similar Hay Points at comparable organizations.

•	Best Practices. The Committee regularly reviews the best practice recommendations advocated by compensation and governance experts, institutional shareholder advisory organizations, and other similar advocates. In its application of these practices, the Committee strives to use its discretion as appropriate to avoid “cookie cutter” programs that are inconsistent with the Company’s strategy or business needs.

Compensation Decision-Making and Governance

Briefly described below are the roles and responsibilities of the individuals and entities involved in the decision-making processes and governance of our executive compensation programs.

The Compensation Committee

The Committee currently consists of three directors, each of whom qualifies as an independent outside director as defined by the applicable IRS and NYSE rules.

As detailed in the Committee’s charter, the purpose of the Committee is to:

•	Ensure that the officers of the Company are effectively compensated through the establishment of competitive total compensation opportunities,

•	Recommend to the Board the compensation of non-employee members of the Board, and

•	Assist the Board in carrying out other functions pertaining to compensation of other employees.

Among the Committee’s responsibilities are the review and annual approval of all elements of the total targeted compensation opportunity that we provide to our named officers.

The Outside Consultant

During 2009, the Committee retained the services of a compensation consultant from Hay Group. The consultant provides advice to the Committee on all aspects of executive compensation. The consultant also helps the Committee to interpret the Hay Point data and integrate this information into the consultant’s findings from other survey and proxy sources. In addition, in 2009, the Committee retained Sibson Consulting, an actuarial and human resource consulting firm, which, along with Hay Group, advised the Committee on a review of the Company’s Senior Executive Pension Plan.

Our CEO

Our CEO reviews and presents to the Committee the performance assessment and compensation recommendations for the other named officers.

Internal Compensation Resources

The Committee asks the Company’s Human Resources Department to prepare and analyze information the Committee needs to carry out its responsibilities. This information analysis is typically done in collaboration with the Committee’s outside consultant.

Compensation Framework and Pay Components

The following discussion provides an overview of our executive compensation framework.

Base Salary

•

Base salary is one of the three elements of our total targeted compensation opportunity (base salary + annual incentive + long-term incentive). It provides a basic level of security and it is the only element that is not “at risk”—that is, its payment does not vary with achieving any quantitative or qualitative measures over the fiscal year or with the common stock price.

Annual Incentive

•

The annual incentive opportunity is the second of the three elements of our total targeted compensation opportunity. Payouts from this pay for performance plan are based on the achievement of pre-established financial goals and personal strategic objectives. This structure contributes to our desired total targeted compensation opportunity which places greater emphasis on pay for performance incentives.

During fiscal year 2009, our CEO and our Chief Operating Officer (COO) participated in the Senior Management Incentive Compensation Plan, a plan designed to provide for full tax-deductibility of awards under U.S. Tax Code Section 162(m). The other named officers participated in the Arch Annual Incentive Plan because it was not expected that their total compensation would exceed $1 million in 2009. The plans are substantially similar.

Long Term Incentive

•

The long-term incentive opportunity is the third element of our total targeted compensation opportunity. Awards are based on achieving key financial measures and are subject to forfeiture and stock price fluctuation. Earned awards for the named officers are paid out 60% in shares of our Common Stock and 40% in cash, which is valued based upon the Company’s stock price. Our intent is to deliver through this plan approximately 50% of the total compensation opportunity for our CEO and 30-40% of such opportunity for the other named officers.

We consider long term incentive awards as the lynchpin of our compensation opportunity. By linking a large portion of the executive’s compensation opportunity with our long term financial success, we maintain pay for performance alignment with emphasis on creating sustainable shareholder value. Since the award is denominated in phantom shares of our common stock, changes in market value of the stock impact the value of the award to the named officers. Thus, like shareholders, the named officers are rewarded for a rising share value and are negatively impacted if the share value falls.

Our long-term incentives are designed to tie the major part of our named officers’ total targeted compensation opportunity to our financial performance and the long-term enhancement of shareholder value. The plan is also designed to encourage the long-term retention of these executives.

Our 1999 Long Term Incentive Plan expired on January 31, 2009. As a result, a new 2009 Long Term Incentive Plan was submitted to and approved by shareholders in April 2009. The new plan reflects current tax law and permits the continued granting of awards that pay for performance.

Beginning with 2010 grants, the Committee eliminated the two-year accelerated vesting provision for equity-based awards and modified the dividend equivalent provisions so that dividends are paid out only to the extent the underlying awards are earned. The Committee made two grants in 2010: a grant of performance units and a separate grant of performance accelerated restricted stock units.

Performance Unit Grant

The performance units granted in 2010 for named officers will have the following provisions:

•	Represents 67% of the long-term incentive opportunity.

•	Three-year performance period.

•	Denominated in phantom shares.

•	Return On Equity (“ROE”) performance goal.

•	100% payout at the end of Year Three if ROE goal is met or exceeded for that year; no payout if ROE is not met.

•	Dividend equivalents will accrue when paid on the Common Stock and will payout only to the extent the units are earned at the end of the performance period.

•	Payout (if earned): 60% in shares of stock and 40% in cash.

Performance Accelerated Restricted Stock Unit Grant

The performance accelerated restricted stock units granted in 2010 will have the following provisions:

•	Represents 33% of the long-term incentive opportunity.

•	Five-Year cliff vesting.

•	Denominated in phantom shares.

•	ROE performance goal.

•	100% payout at the end of Year Three if ROE goal is met or exceeded for that year.

•	If the ROE goal is not met or exceeded, restricted stock units will pay out at the end of Year Five after grant if the executive remains employed with us.

•	Dividend equivalents will accrue when paid on the Common Stock and payout only to the extent the units are earned.

•	Payout (if earned): 60% in shares of stock and 40% in cash.

The ROE performance goal was selected by the Committee as it is a widely used financial measure for long-term incentive plans and use of this metric demonstrates shareholder alignment and value creation. It also serves as a proxy for similar measures such as return on capital or return on invested capital and was validated during discussions with various institutional investment advisors and investment bankers as an important performance indicator.

2009 Executive Compensation Decisions

The determination of the 2009 named officer total compensation opportunity and the assessment of their 2009 performance is discussed below.

2009 Total Compensation Opportunity

To determine the 2009 total targeted compensation opportunity, the Committee reviewed the competitive standard determined by its outside compensation consultant, internal equity considerations, and each incumbent’s performance, experience and role within the company. Additionally, the Committee examined the total value that would be generated under the annual and long-term incentive plans at target performance. This step ensures that the total pay mix at target performance reflects a significant weighting toward pay for performance incentives and that the total targeted compensation opportunity is consistent with the competitive standard. In order to preserve this weighting toward pay for performance, the consultant recommended, and the Committee approved, an increase to the 2009 annual incentive target award opportunity for each named officer.

The table below outlines 2009 compensation at target performance for all elements of compensation (base salary, annual incentive, total cash, long-term incentive and total targeted compensation opportunity). This table also outlines the competitive market position for each element of compensation. The percentile ranking shown below was determined by the outside consultant using peer company data as well aggregated data from Hay Group’s national data base.

Name Col A	Base Salary Col B	Percentile Rank Col C	Annual Incentive Col D	Total Cash (Base Salary plus Annual Incentive) Col E	Percentile Rank Col F	Long Term Incentive Col G	Percentile Rank Col H	Total Targeted Compensation Opportunity Col I	Percentile Rank Col J
Michael E. Campbell	$850,000	35	$800,000	$1,650,000	35	$1,700,000	30	$3,350,000	30
Steven C. Giuliano	360,000	30	250,000	610,000	40	250,000	40	860,000	40
Hayes Anderson	330,000	55	220,000	550,000	55	240,000	50	790,000	45
Louis S. Massimo	520,000	40	480,000	1,000,000	50	650,000	55	1,650,000	60
Sarah A. O’Connor	340,000	45	220,000	560,000	45	240,000	45	800,000	45
Joseph H. Shaulson	330,000	45	235,000	565,000	60	225,000	50	790,000	55

It should be noted that the Committee manages the base salary (Column B), total cash (Column E) and total targeted compensation opportunity (Column I) against the competitive standard, which is between the 45th and 55th percentile of our peer companies and does not specifically manage to the percentiles for the other individual compensation components.

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Pay Mix. The pay mix at target 2009 performance is shown below. It is consistent with our objective to emphasize pay for performance incentives rather than fixed base salary and to promote a long-term performance focus for our CEO (Mr. Campbell).

	2009 Pay Mix at Target Performance (Percent of Total Compensation Opportunity)
Name	Base Salary	Annual Incentive Opportunity	Long-Term Incentive Opportunity
Michael E. Campbell	25%	24%	51%
Steven C. Giuliano	42%	29%	29%
Hayes Anderson	42%	28%	30%
Louis S. Massimo	32%	29%	39%
Sarah A. O’Connor	42%	28%	30%
Joseph H. Shaulson	42%	30%	28%

Base Salary

The Committee reviewed information provided by the consultant, including the Hay Point data from the Hay Guidechart Profile (discussed above), data gathered from the proxy statements of our peer group (discussed above), salary increase trends for executive base pay, and other information provided in published surveys. Our CEO also reviewed this competitive market information and based on his review made recommendations to the Committee for each named officers’ 2009 base salary other than his own. The consultant met with the Committee in executive session to discuss appropriate CEO salary based on his review of the data sources mentioned above and made a recommendation.

Based on this review conducted in December 2008 and the recommendations of the consultant and our CEO, the Committee decided not to adjust the base salary for the named officers other than Mr. Giuliano. While the Committee felt that the individual performance for the named officers merited an increase, it chose not to make salary adjustments given the uncertainty of the global economic environment. However, the Committee did approve an adjustment for Mr. Giuliano. The 20% base salary increase for Mr. Giuliano in January 2009 specifically took into account the fact that his current base salary was below the 25th percentile when compared to the compensation of other Chief Financial Officers in the peer group.

The Compensation Committee made the final determination for all base salary recommendations for the named officers.

Annual Incentive

Annual incentive awards are determined for the named officers based on the formula set forth early in the fiscal year. As described in the section below and in the narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table, the Compensation Committee approves a target value for the annual incentive award for each named officer.

For the 2009 annual performance cycle, 70% of the named officer’s target award is dependent on the achievement of two financial performance factors (40% for EPS and 30% for cash flow) being met, while 30% of the award is based on achievement of the individual’s personal strategic objectives. The Committee approved this compensation mix for the named officers to reflect the significant impact that the named officers can have on the Company’s overall financial performance, while recognizing the importance of non-financial strategic goals.

•	Individual Target Award Opportunity Determination.

As part of the process described below, the consultant determines competitive ranges for each named officer’s annual incentive target award opportunity. The Committee’s primary competitive standard for the bonus element is to target named officer total cash opportunity (base salary plus annual incentive opportunities) and total targeted compensation opportunity (base salary plus annual and long-term incentive opportunities) to the 45th to 55th percentile of our peer companies. The Committee also considers other factors such as the internal value of the job to us, the named officer’s expected impact on the year’s achievement of its financial and strategic goals and our CEO’s recommendation for the other named officers. Upon reviewing this information, the Compensation Committee establishes each named officer’s target annual incentive opportunity. The bonus targets are not materially different between the named officers below the CEO and the CFO as they are generally based on level in the organization.

•	Performance Metrics Determination—Financial.

(a) Based on advice from the consultant, the Committee determined that EPS and cash flow (as defined below) were widely accepted measures of a corporation’s success and thus selected these two measures as the basis for determining the portion of the annual bonus that is based on our annual financial performance.

(b) In selecting the weight and in establishing the payout curves for Company financial performance metrics, the Compensation Committee considers the analysis and recommendations of Hay Group, our CEO and our CFO, as well as the fiscal year’s approved annual budget and the level of performance that will be required to achieve or exceed the budget.

(c) The typical 40%/30% split between EPS and cash flow in the overall weighting of the total annual incentive opportunity determination reflects the Committee’s weighting of the relative importance of these two factors. The split is re-examined each year by the Committee. The remaining 30% is attributable to personal strategic objectives outlined in the next section.

(d) The financial measures under the annual incentive plans are defined as follows:

•

EPS means the actual diluted earnings per share at the end of such fiscal year calculated as the net income available to common shareholders excluding the impact of extraordinary expenses or losses, losses on sale of businesses, impairment charges and any special charges minus any extraordinary gains, gains on sale of businesses or sales not in the ordinary course of business divided by the weighted average number of shares of common stock plus any potential dilutive common stock (such as stock options) outstanding at the end of the year.

•

Cash flow means EBITDA less capital spending and plus or minus changes in working capital (excluding the effect of any reclassifications to/from long-term assets and liabilities, current or deferred taxes) at the end of such fiscal year and EBITDA means consolidated net income (loss) plus income tax expense, interest expense (including costs incurred on accounts receivable securitization program if not included in interest expense), depreciation, amortization, extraordinary expenses or losses, losses on sale of businesses, impairment charges and any special charges minus interest income and any extraordinary gains, gains on sale of businesses or sales not in the ordinary course of business at the end of such fiscal year.

•	Performance Metrics Determination—Personal Strategic Objectives.

(a) At the same time the financial targets for bonuses are set, the Compensation Committee also establishes the personal strategic objectives for our CEO in consultation with him, and our CEO determines personal strategic objectives for the other named officers in consultation with them. The Compensation Committee discusses the personal strategic objectives for our CEO with the consultant.

(b) In general, personal goals may be quantitative or qualitative. All pre-set personal goals as well as other personal accomplishments that the Committee observes over the year are considered by the Committee. The Committee does not assign a specific weighting to each personal factor when determining the final bonus payout for the personal goals. Thus the determination of the payout of the portion of the total bonus based on personal goals is ultimately a non-quantifiable determination based on the collective subjective judgment of the Committee members after reviewing all personal factors.

(c) Ultimately, the Compensation Committee’s decision in selecting these goals is based on the Committee’s review of the strategic impact of the personal strategic objectives in the achievement of the approved annual budget, the measurability of the goal’s achievement and the impact of the goals on the Company’s long-term success.

(d) For 2009, the Committee approved personal goals for the CEO that included improvement in corporate-wide and site-specific responsible care milestones, vigorous pursuit of changes to the portfolio through acquisitions and dispositions and development of an organizational structure with increased emphasis on operational excellence, innovation and sustainability. These pre-established goals for the CEO were also incorporated in goals for the other named officers.

•	2009 Target Award Opportunity. For 2009 the Committee approved the following annual bonus target award opportunity for each of the named officers:

	Annual Incentive Opportunity (0%-200%)
Name	Threshold	Target	Maximum
Michael E. Campbell	$0	$800,000	$1,600,000
Steven C. Giuliano	$0	$250,000	$500,000
Hayes Anderson	$0	$220,000	$440,000
Louis S. Massimo	$0	$480,000	$960,000
Sarah A. O’Connor	$0	$220,000	$440,000
Joseph H. Shaulson	$0	$235,000	$470,000

•	2009 Financial Objectives and Achievements. The chart below shows the 2009 achievement levels set for EPS and cash flow and the actual results:

	Threshold (Zero Payout)	Target (100% Payout)	Maximum (200% Payout)	2009 Actual	Percent Payout
2009 Earnings Per Share (EPS) (1)	$1.45	$1.95	$2.45	$1.91	92%
2009 Cash Flow ($Millions)	$66.0	$90.9	$115.8	$123.9	200%

(1)	A reconciliation to GAAP EPS is included in the appendix to this Compensation Discussion and Analysis.

The financial targets and range of the threshold and maximum payouts are established at the beginning of the year by the Committee. The 2009 actual results are shown above. The Committee applied the payout formula to the actual results to determine the payout based on the goals met for 2009 and did not exercise any discretion in this regard.

Individual Compensation Decisions.

The CEO is evaluated by the Compensation Committee based on Company and individual metrics. In February 2010, the Committee reviewed the CEO’s 2009 goals and his performance against those goals. In making these compensation decisions, the Committee identified the following as most significant:

•	2009 employee recordable incident rate was .98 versus 1.34 in 2008. In addition, the Company finished the year with zero process incidents and only three minor environmental incidents.

•	Implementation of several new sources of liquidity for the Company with a new $100 million term loan, $150 million shelf private placement and a new accounts receivable securitization facility.

•	Provided leadership in developing a new organizational structure with increased emphasis on operational excellence, innovation and sustainability.

•	Made significant progress in pursuing changes to the portfolio through acquisitions and dispositions.

The CEO reviews the other named officers’ performance against their pre-established personal goals as well as their performance and contributions during the year and makes a payout recommendation to the Committee. The focus of the evaluation is based upon key metrics in their respective areas of responsibility.

For each respective named officer, the CEO identified the following significant accomplishments which the Committee used as the basis for their compensation decisions:

Steven C. Giuliano, Senior Vice President and Chief Financial Officer

•

Successfully managed working capital reduction. 2009 working capital was significantly favorable to 2009 budget and 2008 actual, which resulted in positive cash flow generation (excess of $40 million compared to the 2009 budget).

•	Evaluated and implemented new sources of liquidity for Arch through a new $100 million term loan, $150 million Shelf Private Placement and a new Accounts Receivable Securitization facility.

Hayes Anderson, Vice President Human Resources

•	Major role in the identification of critical issues and alternative solutions for the Compensation Committee to consider and implement in 2009.

•	Successfully developed and executed the critical employee performance review and succession planning review process with the Board of Directors in June 2009.

Louis S. Massimo, former Executive Vice President and Chief Operating Officer

•	Personal contribution towards the overall business results and Responsible Care performance.

Sarah A. O’Connor, Senior Vice President, Strategic Development, Chief Legal Officer and Secretary

•	Provided strong support and guidance to the Corporate Governance Committee to identify governance improvement opportunities and strategies.

•	Key contributor on various acquisition and divestiture initiatives in support of the Arch strategy and direction.

Joseph H. Shaulson, Senior Vice President, Wood Protection, Industrial Coatings and Personal Care Ingredients

•	Championed the Enterprise Risk Management (ERM) program and incorporated the principles of ERM into both management and Board level strategic plan reviews.

•	Effectively led various acquisition and divestiture initiatives in support of the Arch strategy and direction.

Payout Summary of Annual Incentive.

As a result of this review and process, the Committee awarded our CEO a bonus of $1,075,000 which represents a 125% payout of the portion of his bonus based on his 2009 personal strategic objectives and 138% payout of the portion of his bonus based on financial objectives. The Committee awarded a 2009 bonus to our other named officers ranging from 100% to 132% of the portion of the bonus based on their personal strategic objectives and other contributions.

The total annual incentive payout is summarized below:

Name	2009 Incentive Target	Bonus Payout Based on EPS	Bonus Payout Based on Cash Flow	Bonus Payout Based on Personal Strategic Objectives	Payout Percentage of Bonus Target Based on Personal Goals	Total Payout	Total Payout as Percentage of 2009 Incentive Target
Michael E. Campbell	$800,000	$294,400	$480,000	$300,600	125%	$1,075,000	134%
Steven C. Giuliano	250,000	92,000	150,000	98,000	131	340,000	136
Hayes Anderson	220,000	80,960	132,000	66,000	100	278,960	127
Louis S. Massimo	480,000	176,640	288,000	144,000	100	608,640	127
Sarah A. O’Connor	220,000	80,960	132,000	87,040	132	300,000	136
Joseph H. Shaulson	235,000	86,480	141,000	77,550	110	305,030	130

The amounts shown for EPS Payout and Cash Flow Payout are considered non-equity incentive plan compensation payouts and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The amount paid for achievement of personal strategic objectives is recorded in the Bonus column of the Summary Compensation Table. It is not tied to a financial metric or directly to a quantifiable formula.

Long Term Incentive

In 2009, the named officers were granted two grants: one was a grant of performance units and the second was a grant of retention units. Both grants were denominated in phantom shares of our Common Stock. The performance units for the named officers represented 50% of the long-term incentive targeted opportunity, and will pay out at 100% at the end of Year Two or Year Three if the ROE goal is met or exceeded. The Committee included the provision for the potential two-year payout to recognize and reward management for the outstanding effort if the target is met earlier. This provision is being eliminated for awards beginning in 2010.

If the ROE goal is not met or exceeded at the end of Year Three, the performance units are forfeited.

The retention unit grant represented 50% of the long-term incentive targeted opportunity, and will pay out at the end of Year Two or Year Three if the ROE goal is met or exceeded. If the ROE Goal is not meet or exceeded by the end of Year Three, retention units will pay out at the end of Year Six following the grant if the executive remains employed by us. This retention feature allows us to retain key talent in a very competitive market.

Payouts related to grants made in 2008 and subsequent years (if earned) are payable partially in shares and partially in cash. These awards, if earned by certain of our executive officers (but including the named officers), are paid out 60% in shares of our Common Stock and 40% in cash. Other participants are paid out 50% in shares of our Common Stock and 50% in cash.

Grants made prior to April 2009 earn dividend equivalents, which are paid out in cash on a quarterly basis when paid on our Common Stock.

•	Determination Process Factors Considered—Long Term Incentive Plan Individual Target Award Opportunity

(a) The Committee’s primary competitive standard for the long-term element is to target named officer total targeted compensation opportunity (base salary plus annual and long-term incentive opportunities) to the 45th to 55th percentile of our peer companies.

(b) The consultant determines a competitive range for each of our named officers using the Company’s peer group. He provides input to the Compensation Committee, and in the case of our other named officers, to our CEO, for target award determination. The range is expressed in dollars rather than percentage of pay.

(c) Similar to the process used with the base pay and annual incentive target award level determination, the Compensation Committee considers the competitive data for the named officers to establish the annual long term incentive plan value. The Compensation Committee also considers previous grants as well as other factors such as the internal pay positioning of the job to the Company, the named officers’ expected impact on our long-term success and, in the case of our other named officers, our CEO’s recommendation.

•	Determination Process Factors Considered—Value of Individual Unit

The Committee sets the dollar value of each unit for purposes of determining the number of units to be received in the upcoming grant. The value is set as recommended by the consultant using an average market value of our common stock (the Committee used $25.00/share for the 2009 grant) adjusted by a risk factor resulting in a $16.25 unit value. The risk factor is determined by the consultant based on the degree of difficulty in achieving the performance metrics, the risk of forfeiture, and the market price volatility of our common stock and the impact of the award’s dividend equivalent payments. For the 2009 grant, the consultant recommended and the Committee agreed to a risk factor of 65%. The value per unit is then divided into the targeted annual long term incentive value by the Committee for the named officer to determine the number of units to be granted on the grant date. The use of the risk factor is being phased out and will be completely eliminated for the 2011 grant. The long term incentive awards granted in 2009 are shown below:

	2009 Long-Term Grant
Name	# of Units	Target Value
Michael E. Campbell	104,700	$1,700,000
Steven C. Giuliano	15,400	250,000
Hayes Anderson	14,800	240,000
Louis S. Massimo	40,000	650,000
Sarah A. O’Connor	14,800	240,000
Joseph H. Shaulson	13,900	225,000

•	2009 Performance Measure and Target.

For the awards granted annually since 2002, the financial performance goal for the units was a targeted ROE (as defined below).

Consistent with the advice from the consultant, the Committee had selected ROE because it is a widely used financial measure for long-term incentive plans and use of this metric demonstrates shareholder alignment and value creation. Each year at the time of grant, the Committee selects a specific ROE target for that year’s grant.

The ROE target selected for the 2009 grant is 15%. The selection of the 2009 ROE target was based on modest continued improvement over the previous year’s actual ROE, and is supported by our most recent strategic plan financials reviewed with our Board as well as the degree of difficulty presented by current and projected economic conditions. The following chart summarizes the ROE targets selected for the 2005 through 2009 performance share unit awards:

Plan Year/ Year of Grant	ROE at End of Year Prior to Grant	ROE Target for Grant	% ROE Improvement Required for Payout of Grant
2005	8.5%	12.0%	41%
2006	9.0%	13.0%	44%
2007	10.1%	13.5%	34%
2008	13.6%	14.5%	7%
2009	14.4%	15.0%	4%

Note: For a reconciliation of ROE to our 2009 consolidated financial statements, see the appendix to this Compensation Discussion and Analysis.

•

ROE Definition. The Company’s ROE is calculated by taking net income as reported in the audited financial statements and adjusting for special items. This amount is divided by average shareholders’ equity with this average calculated as shareholders’ equity at the beginning and end of the fiscal year as reported in the audited financial statements with the end of year amount excluding the impact of any special items.

Earned Award Determination. 2009 ROE was 12.5% for award purposes (see the appendix to this Compensation Discussion and Analysis for a reconciliation to our 2009 consolidated financial statements). This achievement was below the 14.5% ROE target required for an accelerated payout under Long Term Incentive grants made in 2008. Therefore, there was no early payout for the 2008 grant.

2004 Long Term Incentive Plan Payout. The 2004 Restricted Stock Unit grant vested on December 31, 2009 and was paid out in cash to the named officers and other participants on January 26, 2010. These units were valued based on the average of the high and low stock price on January 26, 2010 ($29.575). The cash payout is outlined below:

Named Officer	2004 Long Term Incentive Plan Retention Units Paid in Cash
Michael E. Campbell	$990,763
Steven C. Giuliano	69,501
Hayes Anderson	162,663
Louis S. Massimo	295,750
Sarah A. O’Connor	162,663
Joseph H. Shaulson*	—

*	Mr. Shaulson was not an employee at the time of the 2004 grant.

Post Employment Benefits: Retirement Income

The purpose of our retirement income plans is to provide a stable source of post-retirement income for our executives and employees generally. The plans are designed to encourage long-term retention as evidenced by the length of service of our named officers. For a description of these plans, please see the Pension Benefits Table and accompanying text.

We offer both a tax qualified plan and a non-qualified plan (the Senior Executive Pension Plan) to the named officers to ensure that we continue to provide a competitive and comprehensive retirement program.

In 2009, the Compensation Committee updated and modernized the Senior Executive Pension Plan (Senior Executive Pension Plan I) which covers Messrs. Campbell, Giuliano, Massimo and Anderson and Ms. O’Connor. The specific objectives of the update were to:

•	Provide a senior executive pension benefit that offers a maximum benefit and rate of annual accrual that is competitive with peer group companies providing SERPs,

•	Encourage continued service to age 65 at the Committee’s discretion and

•	Provide for a smooth transition from the current plan provisions to the new plan provisions.

The basic changes (described after the Pension Benefits Table) allow participants to receive the greater of the current plan and a new plan that provides for:

•	A slower accrual rate (2% versus 3%) but a higher maximum benefit (60% of Final Average Pay versus 50%),

•	Benefit reduction for retirement before 65 (rather than before age 62),

•	If employment beyond age 62 is requested by the Board, preservation of the early retirement subsidy that the executive would have received if the executive retired at age 62,

•	100% forfeiture of the benefit if within two years after termination, the executive competes with the Company or solicits key talent and

•	No forfeiture of the accrued value at death (current plan provides for a 50% forfeiture for a married executive and a 100% forfeiture for a non-married executive).

Mr. Shaulson participates in the Senior Executive Pension Plan II, which was adopted by the Committee to accommodate new participants in the Senior Executive Pension Plan. The plan provides for the following:

•	2% accrual rate retroactive to his date of hire,

•	60% of Final Average Pay maximum benefit,

•	Both the 2% and 60% are reduced for retirement before age 65,

•	Vesting after completion of 10 years of service at Age 55 under Senior Executive Pension Plan II,

•	100% forfeiture of the benefit if within two years after termination, the executive competes with the Company or solicits key talent and

•	No forfeiture of the accrued value at death.

Equity Ownership Guidelines

In 2010, following a recommendation by the Committee, the Board adopted equity ownership guidelines for our non-employee directors and elected officers, including the named officers. The purpose of these guidelines is to encourage ownership of our Common Stock, to further align the interests of our non-employee directors and named officers with the interests of shareholders and to further promote the Company’s commitment to sound corporate governance. The guidelines for non-employee directors require a minimum ownership of 25,000 shares of Common Stock. Shares counted for these purposes include shares owned directly or indirectly and phantom shares held in the Directors Plan. Directors have five years from the date of the adoption of the guidelines (January 2010) to meet the minimum ownership requirement. Compliance with these guidelines will be reviewed on an annual basis.

For named officers, the Committee established share ownership goals based on a multiple of salary and converted that dollar figure to a fixed share target based on a current share price. These guidelines require that, within a five-year period from the date of its adoption (January 2010) all named officers must achieve the following ownership levels:

Name	Multiple of 2009 Salary	Number of Shares Required	Ownership for Guideline Purposes as of 12/31/2009
Michael E. Campbell	5X	140,000	248,905
Chief Operating Officer (Vacant)	4X	70,000	—
Steven C. Giuliano	2.5X	30,000	14,510
H. Anderson	2X	25,000	41,459
Sarah A. O’Connor	2X	25,000	26,167
Joseph H. Shaulson	2X	25,000	10,802

The ownership guidelines include the following holdings when measuring share ownership:

•	Shares held outright, including shares owned jointly with a spouse

•	Shares owned separately by a spouse/child that share the employee’s household

•	Shares owned through the CEOP or individual retirement plans

•	Shares held in a private foundation or charitable trust established by the named officer

•	Restricted stock units and retention share units that are to be paid out in shares if earned

•	Phantom shares of Common Stock held in any deferred compensation plan or in the Supplemental CEOP

The Committee will review compliance towards these guidelines on an annual basis. Failure to meet the share ownership guidelines may result in a requirement to retain all shares obtained through the payout, vesting or exercise of equity grants or termination of employment.

Post Employment Benefits: Severance And Change In Control Agreements

Each of the current named officers has an Executive Agreement that provides certain payments and continued benefits in the event of involuntary or constructive termination of employment, including a termination following a change in control of the Company (also known as a “double trigger”). The intent of the severance and change in control agreements is to offer a severance arrangement competitive with our peer group and to retain these employees in the event of a potential change in control. For more information about these agreements, please see “Termination and Change in Control Payments” below.

The Committee periodically reviews these agreements, with the last such review occurring in December 2009. As part of its review, the Compensation Committee evaluated the provisions of the severance and change in control arrangements as they related to general industry practice and our peer group. The Committee also considered corporate governance trends and the view of institutional shareholders. Based on this review, the Committee decided that all future Severance and Change in Control Agreements will not provide for excise tax gross-ups or extraordinary pension credits upon a change in control. The current Executive Agreements expire on December 31, 2011 and if renewed, the excise tax gross-up provisions and the pension credit provisions will be eliminated.

On November 10, 2009, the Company entered into an agreement with Louis S. Massimo, its former Chief Operating Officer regarding his termination of employment. In the agreement, Mr. Massimo agreed to provisions that provide for a two-year noncompetition and three-year nonsolicitation and nondisparagement. Mr. Massimo also provided the Company with releases of liability in connection with his termination. In addition to the compensation and benefits that he is otherwise entitled under his existing Executive Agreement, he is also eligible for or receives the following additional benefits and compensation:

•	Discretionary portion and financial target-based portion of his 2009 bonus.

•

Proration of his 2008 and 2009 Long Term Incentive grants based on his time worked during the performance period. These grants will pay out if the ROE target is met at the end of Year Two or Year Three of the performance period, otherwise, they are forfeited.

•	Continued medical and dental benefits after the 12-month period provided under his Executive Agreement until the earlier of age 55 or securing other employment.

Other Benefits: Perquisites

Historically, we provided our named officers with limited perquisites that the Committee believed were reasonable and consistent with our executive compensation philosophy and competitive market practices. For 2009, the following perquisites were provided:

•	Our CEO received a cash payment as an auto allowance for the purchase or lease of an automobile and this amount was grossed-up for taxes.

•	Our CEO was reimbursed for security system monitoring charges without any tax gross up.

•	All named officers were entitled to financial counseling and estate planning assistance provided by a third party at our expense. These amounts were grossed-up for taxes.

•	The named officers could use an outside limousine service for personal use without any tax gross up.

•	All named officers were permitted to use our golf club membership provided they reimbursed us for any out-of-pocket expenses incurred in such use (e.g. meals, greens fees, etc.).

•	Our CEO received reimbursement for costs incurred with a third party for personal income tax preparation.

In December 2009, the Compensation Committee decided to eliminate these perquisites for our US-based executive officers, including the named officers, effective January 1, 2010. The Company continues limited perquisites provided to one non-US based Executive Officer as such perquisites are more in line with European compensation practices.

Appendix

Reconciliation of Return on Equity:

	Twelve Months Ended December 31,
	2009	2008	2007	2006	2005	2004
Beginning of Year Equity	361.9	474.4	366.2	365.0	359.8	337.7
End of Year Equity	404.9	361.9	474.4	366.2	365.0	359.8
Adjustments:
Add (Less): Net Income Adjustments	0.7	25.0	22.4	24.2	(8.2)	10.2
Less: Recognition of CTA associated with sale of VZ business	—	—	(15.1)	—	—	—

End of Year Equity—Adjusted	405.6	386.9	481.7	390.4	356.8	370.0

Average Equity	383.8	430.7	424.0	377.7	358.3	353.9

Net Income	47.1	37.0	35.3	14.2	40.5	19.9
Adjustments
Add: Executive Severance, net of tax	0.7	—	—	—	—	—
Add: Restructuring / Impairment, net of tax	—	26.1	14.1	23.5	0.9	2.8
Less: Other (Gains) and Losses, net of tax	—	(1.1)	(7.8)	(1.4)	(2.2)	—
Less: Gain on Sale of Joint Venture, net of tax	—	—	—	—	(6.2)	—
Add: Tax Rate Change	—	—	1.2	—	—	—
Add (Less): Loss (Gain) on Sale of Discontinued Operations, net of tax	—	—	14.9	—	(2.8)	7.4
Add: Payment for Early Termination of Supply Contract, net of tax	—	—	—	2.2	—	—
(Less) Add: Discontinued Operations, net of tax	—	—	—	(0.1)	1.6	—
Add: Cumulative Effect of Change in Accounting, net of tax	—	—	—	—	0.5	—

Total Adjustments	0.7	25.0	22.4	24.2	(8.2)	10.2

Adjusted Net Income	47.8	62.0	57.7	38.4	32.3	30.1

Return on Equity	12.5%	14.4%	13.6%	10.1%	9.0%	8.5%

Reconciliation of Earnings per Share:

Twelve Months Ended December 31, 2009
Diluted Income per Common Share	1.88
Add: Executive Severance, net of tax	0.03

Adjusted Diluted Income per Share	1.91

Summary Compensation Table

(for fiscal year ended December 31, 2009)

Name and Principal Position at December 31, 2009(a)	Year (b)	Salary ($)(c)	Bonus ($)(1)(d)	Stock Awards ($)(2)(e)	Option Awards ($)(f)	Non-Equity Incentive Plan Compensation ($)(3)(g)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)(4)(h)	All Other Compensation ($)(5)(i)	Total ($)(j)
Michael E. Campbell Chairman, President & Chief Executive Officer	2009 2008 2007	$850,000 850,000 800,000	$300,600 371,250 272,200	$2,560,962 2,144,416 2,501,940	$0 0 0	$774,400 289,500 702,800	$449,667 1,097,181 654,607	$337,957 261,238 307,487	$5,273,586 5,013,585 5,239,034

Steven C. Giuliano Senior Vice President &, Chief Financial Officer	2009 2008 2007	360,000 300,000 250,000	98,000 75,000 70,875	376,684 285,687 179,193	0 0 0	242,000 77,200 175,700	149,564 75,758 15,759	38,697 26,008 28,066	1,264,945 839,653 719,593

Hayes Anderson Vice President, Human Resources	2009 2008 2007	330,000 330,000 315,000	66,000 60,000 71,250	362,008 320,957 371,910	0 0 0	212,960 77,200 190,760	293,257 257,028 82,486	59,039 53,546 67,209	1,323,264 1,098,731 1,098,615

Louis S. Massimo(6) Former Executive Vice President & Chief Operating Officer	2009 2008 2007	520,000 520,000 489,589	144,000 193,500 150,000	978,400 895,858 777,630	0 0 0	464,640 165,980 401,600	716,791 575,495 281,891	1,234,567 72,909 93,338	4,058,398 2,423,742 2,194,048

Sarah A. O’Connor Senior Vice President, Strategic Development, Chief Legal Officer and Corporate Secretary	2009 2008 2007	340,000 340,000 330,000	87,040 75,000 74,100	362,008 320,957 371,910	0 0 0	212,960 77,200 190,760	396,274 230,909 85,016	54,906 50,258 75,357	1,453,188 1,094,324 1,127,143

Joseph H. Shaulson(7) Senior Vice President, Wood Protection, Industrial Coatings and Personal Care Ingredients	2009	330,000	77,550	339,994	0	227,480	29,491	32,998	1,037,513

(1)	The amounts shown reflect that portion of the annual bonus that resulted from the achievement of personal performance for the particular year.
(2)	The values shown are the grant date fair values for all phantom stock award units for the particular year, at the date of grant in accordance with FASB ASC Topic 718, and reflect the most probable outcome at the date of grant. The grant date fair value is based on the closing price of the Company’s Common Stock on the date of grant. For the portion of the awards that are based on performance conditions, the Company has assumed that the probable outcome would be a 100% payout at the time of grant for all years presented. Amounts for 2007 and 2008 have been recomputed under the same methodology in accordance with SEC rules. Fifty percent of the value shown represents performance units that will not payout and will be forfeited if the return on equity (“ROE”) target is not met by the end of the performance period and the other fifty percent is contingent on continued employment through a three or six year period. There were no forfeitures during the years shown except for Mr. Massimo in 2009. In connection with Mr. Massimo’s cessation of employment, 8,467 phantom stock award units in the 2008 figure shown above and 26,667 phantom stock award units in the 2009 figure shown above for Mr. Massimo were forfeited in 2009 as a result of the proration of his units for time worked during the performance period. His remaining units will be paid out only if earned.
(3)	The amounts shown reflect that portion of the annual bonus that resulted from the achievement of the targeted ranges for earnings per share (“EPS”) and cash flow for the particular year.
(4)

All amounts shown reflect only the aggregate change in the actuarial present value of the accumulated benefit under our defined benefit pension plans from the end of the prior year to the end of the particular year. There were no above-market or preferential earnings paid on non-qualified deferred compensation.

IMPORTANT NOTE: Pursuant to SEC disclosure requirements, pension amounts shown in the Summary Compensation Table and Pension Benefits Table below are constructed based upon the assumption that the executives will defer receipt of their pension until the plans’ earliest unreduced pension retirement age (age 62), whereas the amounts shown in the “Termination and Change in Control Payments” tables below are higher based upon the assumption that the executives will immediately receive their retirement payments, if eligible.

(5)	No named officer received perquisites in excess of $10,000 in 2009 except for Messrs. Campbell and Anderson. In 2009, Mr. Campbell received (i) an auto allowance paid in cash; (ii) reimbursement of the cost of financial and estate planning counseling ($38,820); (iii) reimbursement of costs for preparation of personal income tax filings; (iv) reimbursement for costs of limousine service for personal use; and (v) reimbursement for costs of home security system monitoring for his residence. Mr. Anderson received financial and estate planning counseling and limousine service for personal use. With the exception of tax preparation reimbursement, these perquisites were also available to the other named officers in 2009. Mr. Campbell, Mr. Anderson and Ms. O’Connor were also reimbursed for taxes incurred on their financial and estate planning costs. Reimbursement for taxes on perquisites for all named officers for 2009 who received tax reimbursement was as follows: for Mr. Campbell, $15,318 for his auto allowance and $22,932 for financial and estate planning advice; for Mr. Anderson, $4,474 for financial and estate planning advice; and for Ms. O’Connor, $3,709 for financial and estate planning advice. The Compensation Committee eliminated perquisites for all U.S.-based executive officers, including the named officers, effective January 1, 2010. Mr. Massimo received $1,000,008 in severance pay and $100,000 in lieu of outplacement services as provided by his Executive Agreement following the cessation of his employment. In addition, as part of his termination agreements, he received $45,000 of medical, dental and life insurance coverage.

Amounts reported in this column also include the following items:

	CEOP Match(a)	Supplemental CEOP Match(a)(b)	Term Life Insurance(c)	Senior Executive Life Insurance Premiums(d)	Dividends Paid on Outstanding Stock Awards(e)
M. E. Campbell	$10,780	$26,621	$3,821	$16,202	$159,200
S. C. Giuliano	10,780	5,060	1,000	1,177	20,680
H. Anderson	10,780	3,740	1,585	2,547	23,520
L. S. Massimo	10,780	12,101	1,691	4,667	60,320
S. A. O’Connor	10,780	4,181	1,618	2,624	23,520
J. H. Shaulson	10,780	3,740	799	1,759	15,920

(a)	The amount includes a basic company match and a performance match which is based on the financial results of the Company. These matches are provided in our tax-qualified 401(k) plan (referred to as our CEOP) and related supplemental non-qualified plan (referred to as our Supplemental CEOP). A performance match is provided if the Company achieves certain EPS targets for the fiscal year. The performance match for 2009 was 15% of the participant’s 2009 contributions per pay period to the plans (up to contributions that do not exceed 6% of base salary per pay period).
(b)	The Supplemental CEOP permits participants in the CEOP to make contributions, and the Company to match the same, in amounts permitted by the CEOP but which would otherwise be in excess of those permitted by certain Internal Revenue Service limitations. The 2009 Company matching amounts made were invested in an Arch phantom stock account under this plan.
(c)	Under our key executive insurance program, executives may elect additional life insurance that provides for monthly payments to be made to the spouse and dependent children of deceased participants. Amounts shown reflect the premiums paid by the Company.
(d)	The amount of the premium shown represents the full dollar amount of the premium the Company paid in 2009 for the senior executive life insurance plan.
(e)	The amounts shown are cash dividends paid on the outstanding performance units held by the officer in 2009. Dividends are paid at the same rate and at the same time as cash dividends are paid on our Common Stock.

(6)	Mr. Massimo ceased to be Executive Vice President and Chief Operating Officer on September 21, 2009, and his employment with the Company ended on December 31, 2009.
(7)	Mr. Shaulson became an officer of the Company in 2008.

For a summary of the Executive Agreement between the named officers and us, see the “Termination and Change in Control Payments” section of this Proxy Statement.

Grant of Plan-Based Awards

(for fiscal year ended December 31, 2009)

Name(a)	Grant Date (m/d/y)(b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(i)	All Other Option Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Option Awards ($/Sh)(k)	Grant Date Fair Value of Stock and Option Awards ($)(3)(l)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Michael E. Campbell	1/28/2009	—	$560,000	$1,120,000	—	52,350	—	—	—	N/A	$1,280,481
	1/28/2009	—	—	—	—	52,350	—	—	—	N/A	1,280,481
Steven C. Giuliano	1/28/2009	—	175,000	350,000	—	7,700	—	—	—	N/A	188,342
	1/28/2009	—	—	—	—	7,700	—	—	—	N/A	188,342
Hayes Anderson	1/28/2009	—	154,000	308,000	—	7,400	—	—	—	N/A	181,004
	1/28/2009	—	—	—	—	7,400	—	—	—	N/A	181,004
Louis S. Massimo	1/28/2009	—	336,000	672,000	—	20,000	—	—	—	N/A	489,200
	1/28/2009	—	—	—	—	20,000	—	—	—	N/A	489,200
Sarah A. O’Connor	1/28/2009	—	154,000	308,000	—	7,400	—	—	—	N/A	181,004
	1/28/2009	—	—	—	—	7,400	—	—	—	N/A	181,004
Joseph H. Shaulson	1/28/2009	—	164,500	329,000	—	6,950	—	—	—	N/A	169,997
	1/28/2009	—	—	—	—	6,950	—	—	—	N/A	169,997

(1)	The figures shown represent the portion of the annual bonus that is determined using financial performance measures. The financial performance measures for 2009 were earnings per share (“EPS”) and cash flow. Fifty-seven percent of the bonus shown in column (d) was based on achieving the EPS target and the remaining 43% was based on achieving the cash flow target. If the target for a financial measure is achieved, payout will be 100% of the portion of the bonus based on that target. If performance is more or less than the target, the bonus paid is adjusted up or down pursuant to a straight sliding scale formula. These awards were granted under the Arch Annual Incentive Plan except in the case of Messrs. Campbell and Massimo whose awards were granted under the Senior Management Incentive Compensation Plan.
(2)	In January 2009, the Committee made two grants, one was a grant of performance units and the second was a grant of retention units. Both grants were denominated in phantom shares of our Common Stock and, if earned, will pay out 60% in shares and 40% in cash. The performance units for the named officers represented 50% of the long-term incentive opportunity, and will pay out at 100% at the end of year two or year three following the year of grant if the ROE goal is met or exceeded for that year. The retention unit grant represented 50% of the long-term incentive opportunity and will pay out at the end of year two or year three following the year of grant if the ROE goal is met or exceeded for that year. If the ROE goal is not met or exceeded by the end of year three following the year of grant, retention units will pay out at the end of year six following the year of grant if the executive remains employed by the Company. Awards vest and accelerate in the event of a “Change in Control.” Dividend equivalents are paid quarterly on these units at a non-preferential rate; however, the Compensation Committee has discontinued this practice of paying dividend equivalents currently on future grants. See the Compensation Discussion and Analysis in this Proxy Statement for changes applicable to the 2010 long term grant. In connection with Mr. Massimo’s cessation of employment, 26,667 units of those shown were forfeited in 2009 as a result of the proration of his units for time worked during the performance period. His remaining units will be paid out only if earned.
(3)	The values shown are the grant date fair value of the equity incentive plan awards computed in accordance with FASB ASC Topic 718 using the closing price of the Common Stock on the grant date ($24.46) using the same assumption as contained in footnote 2 to the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1)(b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (m/d/y) (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(j)
Michael E. Campbell	30,204	0	0	$20.85	1/23/2012		$0	165,500	$5,110,640
	37,601	0	0	18.52	1/29/2013

Steven C. Giuliano	1,500	0	0	20.85	1/23/2012		0	23,500	725,680
	3,000	0	0	18.52	1/29/2013

Hayes Anderson	1,500	0	0	20.85	1/23/2012		0	23,900	738,032
	601	0	0	18.52	1/29/2013

Louis S. Massimo	0	0	0	—	—		0	30,266	934,614

Sarah A. O’Connor	7,000	0	0	20.85	1/23/2012		0	23,900	738,032
	6,500	0	0	18.52	1/29/2013

Joseph H. Shaulson	0	0	0	—	—		0	19,900	614,512

(1)	All options shown represent grants made in 2003 or earlier and all these grants are currently vested. No employee stock options were granted after 2003.
(2)	In February 2008 and in January 2009, the Compensation Committee granted performance units and retention units. All grants were denominated in phantom shares of our Common Stock and, if earned, will pay out 60% in shares and 40% in cash. All units will pay out at the end of year two or year three following the year of grant if the ROE goal is met or exceeded for that year. If the ROE Goal is not met or exceeded by the end of year three following the year of grant, the performance units expire and the retention units will pay out at the end of year six following the year of grant if the executive remains employed by the Company. Awards vest and accelerate in the event of a “Change in Control.” See Compensation Discussion and Analysis in this proxy statement for changes applicable to the 2010 long term grant. The figure for Mr. Massimo represents his outstanding prorated units. Mr. Shaulson’s figure includes 6,000 restricted stock units which were granted in 2008 and are payable in Common Stock, provided that he is still employed by the Company on August 7, 2011.
(3)	The value shown was determined by multiplying the number of units outstanding by the closing price of our Common Stock on December 31, 2009 ($30.88).

Option Exercises and Stock Vested

(for fiscal year ended December 31, 2009)

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(1)(c)	Number of Shares Acquired on Vesting (#)(2)(d)	Value Realized on Vesting ($)(2)(e)
Michael E. Campbell	112,691	$552,357	33,500	$990,763
Steven C. Giuliano	—	—	2,350	69,501
Hayes Anderson	6,849	21,655	5,500	162,663
Louis S. Massimo	—	—	10,000	295,750
Sarah A. O’Connor	—	—	5,500	162,663
Joseph H. Shaulson	—	—	—	—

(1)	The amount shown was computed by multiplying the number of options exercised by the difference between the closing price for one share of Common Stock on the exercise date and the exercise price per share.
(2)	The 2004 performance units vested because they reached maturity on December 31, 2009. As a result, these units were paid out in full, in cash on January 26, 2010. Each unit paid in cash was valued at $29.575, which is the value utilized in computing the figures in this column. The value of a unit upon vesting was $30.88, which was the closing price of the Common Stock on December 31, 2009.

Pension Benefits Table

(for fiscal year ended December 31, 2009)

Name(a)	Plan Name(b)	Number of Years Credited Service(1)(c)	Present Value of Accumulated Benefit($)(2)(d)	Payments During Last Fiscal Year ($)(e)
Michael E. Campbell	Arch Employees Pension Plan	31.6	$1,096,216	$0
	Senior Executive Pension Plan	22.3	11,424,965	0
Steven C. Giuliano	Arch Employees Pension Plan	11.0	109,353	0
	Senior Executive Pension Plan	2.5	216,135	0
Hayes Anderson	Arch Employees Pension Plan	27.6	479,464	0
	Senior Executive Pension Plan	7.0	1,266,390	0
Louis S. Massimo	Arch Employees Pension Plan	15.1	294,791	0
	Senior Executive Pension Plan	13.0	2,965,965	0
Sarah A. O’Connor	Arch Employees Pension Plan	20.3	376,841	0
	Senior Executive Pension Plan	10.9	1,466,167	0
Joseph H. Shaulson	Arch Employees Pension Plan	1.3	18,179	0
	Senior Executive Pension Plan	1.3	11,312	0

(1)	Years of service includes employment service with Olin Corporation, the Company’s former parent. When participating in the Senior Executive Pension Plan, the executive receives pension service credit under both the Arch Employees Pension Plan and the Senior Executive Pension Plan. However, the pension paid under the Senior Executive Pension Plan is reduced by the pension paid under the Arch Employees Pension Plan. In December 2009, Mr. Shaulson was approved for participation in Senior Executive Plan II described below retroactive to his hire date of August 8, 2008.
(2)

In calculating the present value, we used the same assumptions as those used for financial statement purposes as described in Note 15 to the Company’s 2009 Consolidated Financial Statements included in its 2009 Form 10-K sent to all shareholders. In addition, the values assume commencement of pension benefits at unreduced early retirement age per SEC disclosure requirements. IMPORTANT NOTE: Pension amounts shown in the Summary Compensation Table and Pension Benefits Table are constructed based upon the assumption that the executives will defer receipt of their pension until the plans’ earliest unreduced pension retirement age, whereas the amounts shown in the “Termination and Change in Control Payments” tables below are higher based upon the assumption that the executives will immediately receive their retirement payments, if eligible.

We have a tax-qualified, defined benefit pension plan for our U.S.-based employees (“Tax Qualified Pension Plan”) that provides benefits based on service with the Company and with Olin, our former parent, for the period prior to our spinoff from Olin. This plan is designed to provide all eligible salaried employees with a fixed annual income upon retirement. The Company became liable for the payment of all pension plan benefits accrued by Company employees prior to and following the spinoff who ceased to be Company employees after the spinoff. Olin transferred assets to the Company’s pension plan in an amount sufficient to comply with Section 414(l) of the Internal Revenue Code of 1986, as amended. Benefits are payable under the Tax Qualified Pension Plan only with respect to compensation that is not deferred under a non-qualified plan and that does not exceed certain annual limits imposed by the IRS.

The Tax Qualified Pension Plan provides for fixed benefits upon retirement. The normal retirement age is 65, but early retirement is available after an employee reaches age 55 with at least 10 years of service at a reduced percentage of the normal retirement allowance (100% is payable if early retirement is at age 62 or older). An early retirement pension will be calculated by reducing the benefit payable at age 62 by four percent per year for each year the retirement precedes age 62. For example, an eligible employee retiring at age 55 will have a 28% reduction applied to their age 62 pension payable (four percent per year times seven years (62—55 = 7 years)). Mr. Campbell is eligible for early retirement under the Company’s pension plans as he is over the age of 55 and has more than 10 years of service. Directors who are not also employees of the Company are not eligible to participate in any of our pension plans. The Tax Qualified Pension Plan is a tax-qualified pension plan, and its benefits are payable only with respect to compensation that is not deferred under a non-qualified plan and that does not exceed certain annual IRS imposed limits.

“Compensation” for purposes of the Tax Qualified Pension Plan represents average cash compensation per year (salary, bonus and non-equity incentive plan compensation shown in the Summary Compensation Table of this Proxy Statement) received for the highest three years during the ten years up to and including the year in which an employee retires, including compensation from Olin. Compensation for plan purposes does not include any stock option compensation, dividend equivalent payments or performance unit payouts or compensation deferred to a non-qualified plan. The normal retirement allowance is one and one half percent of “Compensation” as defined, multiplied by the number of years of benefit service, reduced by an amount of the employee’s primary Social Security benefit not to exceed 50% of the Social Security benefit. Years of benefit service also includes benefit service with Olin. There are a variety of payment methods available to participants, including the standard life-time only method and the standard surviving spouse method. The total value of the benefit is actuarially the same regardless of the method that is chosen. A participant makes the payment method election when applying for retirement.

The Tax Qualified Pension Plan provides that if, within three years following a “Change in Control” of the Company, any corporate action is taken or filing made in contemplation of, among other things, a plan termination or merger or other transfer of assets or liabilities of the plan, and a plan termination, merger or other event thereafter takes place, plan benefits would automatically be increased for affected non-collectively bargained participants (and retired participants) to absorb any plan surplus.

In 2009, the Compensation Committee completed a complete review and benchmarking of the Senior Executive Pension Plan. The Compensation Committee determined that certain provisions included in the Senior Executive Pension Plan were not comparable with peer group companies providing similar plans and other provisions encouraged early retirement, which may not be aligned with the current talent management needs of the Company. The Compensation Committee, working with its outside compensation consultant, the Hay Group, and with consultants from Sibson Consulting, amended the Senior Executive Pension Plan (“Senior Executive Plan I”) for existing participants to provide a smooth transition from the current provisions to the new provisions and developed another Senior Executive Pension Plan (“Senior Executive Plan II”) for new participants. The two plans (“Senior Plans”) provide for competitive benefits and encourage retention. Under the Senior Executive Plan I, participants receive the greater of the old plan provisions or the new plan provisions as outlined below:

Provision	Current Plan Provisions	New Plan Provisions
Maximum Benefit (% of Covered Compensation)	50% at age 65; not reduced for early retirement	60% at age 65; reduced for retirement before age 65

Annual Accrual Rate for Senior Executive Service	3.0%	2.0%

Annual Accrual Rate for Service prior to becoming a Senior Executive	1.5%	2.0%

Vesting	Immediate	Earlier of age 55 with 10 years of service under the new plan; age 55 receiving executive severance; retirement at age 62 with Board permission or age 65

Reduction for Early Retirement	No reduction on or after age 62; 4% reduction from age 55 to 62 (excluding 50% cap)	All benefits reduced 4% per year from age 65 (including 60% cap)

Pre-Retirement Death Benefit	The benefit the spouse would have been entitled to if the executive retired the day before death, commencing at the earliest commencement date	Preservation of the full value of the accrued benefit

Post-Retirement Death Benefit	50% joint and survivor benefits provided at no cost to executive	50% joint and survivor benefits provided at no cost to executive if retirement occurs on or after age 62

Employment After Age 62	Value of an individual’s benefit may decline due to employment beyond age 62	Age 62 value of accrued benefit is preserved

Under the Senior Executive Plan II, the following provisions apply:

Provision	New Plan Provisions
Maximum Benefit (% of Covered Compensation)	60% at age 65; reduced for retirement before age 65

Annual Accrual Rate for Senior Executive Service	2.0%

Annual Accrual Rate for Service prior to becoming a Senior Executive	2.0%

Vesting	Earlier of age 55 with 10 years of service under the new plan; age 55 receiving executive severance; retirement at age 62 with Board permission or age 65

Reduction for Early Retirement	All benefits reduced 4% per year prior to age 65 (including 60% cap)

Pre-Retirement Death Benefit	Preservation of the full value of the accrued benefit

Post-Retirement Death Benefit	50% joint and survivor benefits provided at no cost to executive if retirement occurs on or after age 62

The Compensation Committee may remove a participant from either Senior Plan within two years after termination of such participant from the Company if the executive competes with the Company or solicits key talent, whether before or after payments under the plan have commenced. The participant may elect to receive payment under either Senior Plan in a lump sum equivalent to the actuarial present value of the benefits as computed in accordance with these plans; however, the participant must wait 12 months after termination to receive the lump-sum payment provided the participant is retirement eligible at that time.

The Senior Plans provide that in the event of a change in control, we will pay each participant a lump-sum amount sufficient to purchase an annuity which (together with any monthly payment provided under trust arrangements or other annuities established or purchased by the Company to make payments under this plan) will provide the participant with the same monthly after-tax benefit as the participant would have received under these plans based on benefits accrued up to the date of the change in control.

The Executive Agreements (as defined below) between the Company and the named officers, as described below, provide that an executive officer who is less than age 55 at the time of a change in control will, for purposes of calculating the above lump-sum payment under the Senior Plans, be treated as if he or she had retired at age 55 with the lump-sum payment being calculated on the basis of service to the date of the change in control. In this way, our named officers under age 55 will be afforded the same type of protection in a change in control as those named officers age 55 and older. The Compensation Committee reviewed this provision in 2009 and determined that all future Executive Agreements will not include this enhanced pension provision.

The Executive Agreements (described below) also provide that for involuntary terminations (not for cause) the named officer would receive an additional 12 months of pension service credit. In the event of a “Change in Control” (as defined in the Executive Agreements and described under “Termination and Change in Control” of this Proxy Statement) followed by a termination, as described below, we provide an additional 24 months of pension service credit. Other than as described above, we do not have any arrangements or policies to grant the named officers additional pension service credit not related to actual service. The Compensation Committee reviewed this provision in 2009 and determined that all future Executive Agreements will not include the additional 24-month pension service credit provisions for executive terminations in connection with a change in control.

In October 2007, the Compensation Committee approved management’s recommendation that non-bargaining employees hired on or after April 1, 2008, will not accrue pension benefits under the current defined benefit formula but rather participate in a new cash balance feature of the pension plan: a Personal Pension Account. Former employees who are rehired by the Company will also participate in the Personal Pension Account if they had less than 10 years of benefit service at the time of their termination of employment with us. Mr. Shaulson participates in the Personal Pension Account feature of this pension plan because he joined the Company after April 1, 2008.

Non-Qualified Deferred Compensation Table for Supplemental CEOP

(for fiscal year ended December 31, 2009)

Name(a)	Executive Contributions in Last FY ($)(1)(b)	Registrant Contributions in Last FY ($)(2)(c)	Aggregate Earnings in Last FY ($)(3)(d)	Aggregate Withdrawals or Distributions ($)(e)	Aggregate Balance at Last FY- End ($)(4)(f)
Michael E. Campbell	$54,422	$27,032	$212,087	$0	$1,325,103
Steven C. Giuliano	6,900	4,655	2,200	0	20,108
Hayes Anderson	5,100	4,198	58,955	0	325,172
Louis S. Massimo	24,801	12,550	109,693	0	620,348
Sarah A. O’Connor	8,451	4,613	47,063	0	254,730
Joseph H. Shaulson	5,100	2,975	386	0	8,461

(1)	The amount shown is included in the Salary column of the Summary Compensation Table for 2009.
(2)	The amount shown represents our basic match and performance match to the officer’s plan contributions to the Supplemental CEOP. The basic match is included in the All Other Compensation column of the Summary Compensation Table for 2009 but the performance match included in this table is not shown in the Summary Compensation Table because it represents a match earned in 2008 and paid in 2009. The performance match for 2009 is included in the All Other Compensation column of the Summary Compensation Table.
(3)	The amount shown is not included in the Summary Compensation Table for 2009 because there were no above-market or preferential earnings paid on such non-qualified deferred compensation.
(4)	The figures as shown above include the following amounts that were included in the Summary Compensation Table for 2007, 2008 and 2009:

	Included in Summary Compensation Tables For
Name	2007	2008	2009
M. E. Campbell	83,500	72,022	80,843
S. C. Giuliano	—	6,300	11,960
H. Anderson	38,050	14,975	8,840
L. S. Massimo	69,329	35,851	36,902
S. A. O’Connor	40,600	15,993	12,632
J. H. Shaulson	—	—	8,840

All other amounts in the aggregate balance are not reflected in the Summary Compensation Table as they represent contributions made prior to 2007 or past earnings. Contributions to and earnings in the plans are invested on a phantom basis in investment funds that fluctuate in value and may not total to the aggregate balance shown.

Non-Qualified Deferred Compensation Table for Employee Deferral Plan

(for fiscal year ended December 31, 2009)

Name(a)	Executive Contributions in Last FY ($)(1)(b)	Registrant Contributions in Last FY ($)(c)	Aggregate Earnings in Last FY ($)(2)(d)	Aggregate Withdrawals or Distributions ($)(e)	Aggregate Balance at Last FY- End ($)(3)(f)
Michael E. Campbell	$8,500	$0	$3,245	$0	$28,310
Steven C. Giuliano	18,758	0	13,348	0	41,228
Hayes Anderson	29,700	0	10,003	0	58,607
Louis S. Massimo	31,200	0	12,635	0	74,570
Sarah A. O’Connor	20,400	0	8,717	0	48,720
Joseph H. Shaulson	0	0	0	0	0

(1)	The amount shown is included in the Salary column of the Summary Compensation Table for 2009 for Messrs. Campbell, Anderson and Massimo and Ms. O’Connor. Executive contributions of $7,610 made by Mr. Giuliano are shown in the 2008 Bonus column of the Summary Compensation Table. Mr. Giuliano’s remaining amount of $11,148 represents a deferral of a payout for performance units granted in 2007, earned at the end of 2008 and paid in 2009. The grant date fair value of these units is included in the 2007 Stock Award column of the Summary Compensation Table.
(2)	The amount shown is not included in the Summary Compensation Table for 2009 because there are no above-market or preferential earnings paid on such non-qualified deferred compensation.
(3)	The figures shown above include the following amounts that were included in the Summary Compensation Table for 2007, 2008 and 2009 as noted in footnote 1 above:

	Included in Summary Compensation Tables For
Name	2007	2008	2009
M. E. Campbell	—	17,000	8,500
S. C. Giuliano	11,148	7,610	—
H. Anderson	—	23,100	29,700
L. S. Massimo	—	36,401	31,200
S. A. O’Connor	—	23,800	20,400
J. H. Shaulson	—	—	—

All other amounts in the aggregate balance are not reflected in the Summary Compensation Table as they represent contributions made prior to 2007 or past earnings. Contributions to and earnings in the plans are invested on a phantom basis in investment funds that fluctuate in value and may not total to the aggregate balance shown.

We offer two non-qualified deferred compensation plans to upper level employees, including the named officers, that allow participants to defer the receipt and taxation of current income. We maintain a voluntary non-qualified deferred compensation plan known as the Employee Deferral Plan as well as an “excess benefit” plan, known as the Supplemental Contributing Employee Ownership Plan (“SCEOP”), which enables employees to defer salary and receive matching contributions in excess of Internal Revenue Code limits that apply to our CEOP, which is our tax-qualified 401(k) plan.

Under the Employee Deferral Plan, the named officers may voluntarily defer payment of salaries and incentive compensation (other than stock option compensation). Monies are deferred to a variety of phantom investment vehicles selected by the employee, including a Company Common Stock fund. These investment vehicles mirror and are similar to mutual funds generally available to the public or purchasers of variable annuities. Their value varies over time based on the market performance of the investment vehicle. Obligations to the participants are unfunded; however, the Company has established a rabbi trust for this plan. In the event of the Company’s bankruptcy, individuals who make deferrals would be general creditors of the Company. At the time of the deferral election, a participant may elect to receive some or all of the deferred amounts and related earnings on January 1 or July 1 of a particular year as an in-service distribution. If an in-service distribution is not elected, distributions from the plan are paid in cash upon termination and in accordance with the participant’s most recent valid payment schedule election (lump sum or up to 20 annual installments).

Under the SCEOP, the named officers may elect to defer salary and receive matching contributions in excess of Internal Revenue Code limits that apply to our CEOP into the SCEOP. The matching formula for our CEOP, a qualified 401(k) plan, (that is, 100% match on contributions on the first one percent of salary and 50% match on additional contributions up to 5% of salary) and any additional performance matching contributions based on EPS are mirrored in this excess benefit plan. The investment options available under this plan are on a phantom basis only and are identical to those offered under the CEOP. Investments fluctuate in value as market prices for the investments change. Participants may switch funds among their investment choices periodically. Although SCEOP is unfunded, the Company has established a rabbi trust for this plan. The named officers make a distribution election at the time of enrollment in the SCEOP, specifying a lump-sum distribution upon termination or annual installment distribution (up to 15 annual installments).

Termination and Change in Control Payments

Each of the named officers has an executive agreement ( “Executive Agreement”) with the Company that provides that in the event of a covered termination of employment, the individual will receive a lump-sum severance payment and certain other benefits as outlined below. In the event a covered termination occurs following a change in control (as defined in such agreements), those payments and benefits are enhanced. If the executive elects to retire or otherwise voluntarily terminates his or her employment (other than in a covered termination situation described below), the executive is not entitled to any payments or benefits under his or her Executive Agreement.

A covered termination means (i) termination by the Company of the executive’s employment other than for cause, (ii) the Company determines that the executive is disabled, the executive retains disability status for 29 months thereafter and continues to receive disability payments under the Company’s disability plan during the 29-month period (the 29th month anniversary being the date of termination) and (iii) the voluntary termination by the executive because: (a) the Company reduces his or her base salary, (b) the Company fails to continue in all material respects the executive’s participation in its benefit plans both in terms of benefits provided and level of participation relative to other participants, (c) the Company requires the executive to relocate to an office that increases an executive’s daily commuting distance by more than 30 miles (other than a relocation prior to a change in control to the Company’s headquarters), (d) following a change in control, (1) the Company fails to substantially maintain its benefit plans (unless equivalent arrangements have been substituted) or (2) the executive’s duties, position or reporting responsibilities are materially diminished or (e) the Company willfully and materially breaches the Executive Agreement. The executive will not be entitled to severance unless (1) the executive provides written notice to the Company that identifies the issue giving rise to severance within 90 days of the occurrence of the issue and outlines what actions the Company would need to complete to resolve (cure) the issue, (2) the Company does not cure the issue within 30 days of such notice and (3) the executive terminates employment within 45 days thereafter.

A change in control under the Executive Agreements would occur in the following circumstances: (i) a person, entity or group of persons becomes, directly or indirectly, the “beneficial owner” of 20% or more of the then issued and outstanding voting stock of the Company; (ii) a change in the composition of the Board in any 24-month or shorter period occurs such that “Continuity Directors” cease for any reason to constitute a majority of the Board; (iii) a merger or consolidation to which the Company or any of its subsidiaries is a party occurs and after which the voting securities of the Company outstanding immediately prior to the transaction represent less than 50% of the voting securities in the surviving or combined entity; and (iv) the sale by the Company of all or substantially all of the Company’s assets, other than a sale to an entity, at least 80% of the combined voting power of which is owned by shareholders of the Company in substantially the same proportions as their ownership in the Company immediately prior to such sale. Each Executive Agreement provides that upon a potential change in control, the individual agrees to remain in the Company’s employ until the earlier of (i) the date of change in control or (ii) six months after a potential change in control of the Company has occurred. A potential change in control occurs if (i) the Company has entered into an agreement which, if carried out, would result in a change in control; (ii) any person publicly announces an intention to take or to consider taking actions that if consummated would constitute a change in control; (iii) the Company learns that any person (excluding the Company’s employee benefit plan or related trust or a person who has only filed a Schedule 13G or 13F) has become the beneficial owner directly or indirectly of the Company’s stock representing 9.5% or more of the combined voting power of the Company’s stock; or (iv) the Board adopts a resolution to the effect that, for purposes of the Executive Agreement, a potential change in control has occurred.

The Executive Agreements also provide that the officers shall not solicit our customers or employees for a period of one year following termination.

The Executive Agreements have a three-year term and expire on December 31, 2011; provided that if a change in control or potential change in control occurs, the Executive Agreements are extended until the later of (i) the end of a calendar year of the third anniversary of the potential change in control and (ii) the end of the calendar year of the third anniversary of the change in control.

In 2009, the Compensation Committee determined that all future Executive Agreements will not include change in control provisions that provide additional pension service credit, enhanced pensions for executives under age 55 or tax gross-up payments for excess parachute payment taxes triggered under U.S. tax law.

Voluntary Termination or Retirement (Other than a Covered Termination)

The named officers would receive the following payments if they retired or otherwise voluntarily terminated their employment at December 31, 2009 (other than in a covered termination situation):

Voluntary Retirement/Termination Payments

Name(a)	Nonqualified Pension Plan (1)(b)	Performance and Retention Unit Payout (2)(c)	Total(3)(d)
Michael E. Campbell	$13,678,529	$2,329,381	$16,007,910
Steven C. Giuliano	0	325,269	325,269
Hayes Anderson	0	339,680	339,680
Louis S. Massimo	0	934,635	934,635
Sarah A. O’Connor	0	339,680	339,680
Joseph H. Shaulson	0	229,779	229,779

(1)	The figure shown represents the lump sum value of the non-qualified pension plan (Senior Plan) benefit using AAA Municipal Bond rates of 3.0% as of December 31, 2009. In addition to the non-qualified pension plan payment, Mr. Campbell would also be eligible to receive benefits under the Tax-Qualified Pension Plan under the same formula provided to all salaried, non-bargaining employees. The other named officers were not eligible on December 31, 2009, for lump sum payment under this plan because they had not reached age 55.
(2)

The Long Term Incentive Plan payout will occur if the financial target is achieved at the end of the applicable performance cycle and if the Compensation Committee approves the payout. If not so approved, the officers forfeit the payment. Figures shown represent a proration of the units through December 31, 2009, based on the length of time worked during the performance cycle. The closing price of our Common Stock on December 31, 2009 ($30.88) was used to calculate the value shown. Actual value at payout will depend on the stock price at or near the payout time. In connection with Mr. Massimo’s termination agreement, the Compensation Committee is expected to approve a payout to Mr. Massimo if the financial targets are met at the end of the applicable performance periods that have yet to expire.

(3)	This total excludes the amounts shown in column (f) of the Non-Qualified Deferred Compensation Tables which would also be payable upon termination of employment.

Covered Termination Prior to a Change in Control

For a covered termination prior to a change in control, the named officer would receive the following amounts in addition to those outlined above for a voluntary retirement or termination:

(a) Lump sum cash severance equal to one-year’s base pay;

(b) the greater of the current three-year average annual incentive compensation award or the standard (target) annual incentive compensation award;

(c) 12 months of active medical, dental and life insurance coverage and an additional 12 months of pension service credit; and

(d) $100,000 in cash in lieu of outplacement services.

The value of the additional amounts received in a covered termination at December 31, 2009, prior to a change in control would be as follows:

Name(a)	Cash Severance (1)(b)	Post- Termination Welfare Benefit Coverage (2)(c)	Outplacement Services (d)	Additional Pension (3)(e)	Total(f)
Michael E. Campbell	$1,650,000	$29,973	$100,000	$1,706,063	$3,486,036
Steven C. Giuliano	610,000	16,687	100,000	130,971	857,658
Hayes Anderson	550,000	18,628	100,000	53,539	722,167
Louis S. Massimo (4)	1,000,008	45,000	100,000	346,823	1,491,831
Sarah A. O’Connor	560,000	13,960	100,000	134,856	808,816
Joseph H. Shaulson	565,000	14,126	100,000	18,843	697,969

(1)	If the executive did not receive the cash severance payment because he or she did not have an Executive Agreement, upon termination, the executive would have been entitled to receive severance under our Employment Transition Benefit Plan which is available to all salaried employees. The amounts that would have been payable under the Employee Transition Benefit Plan are: for Mr. Campbell, $1,042,077; for Mr. Giuliano, $164,423; for Mr. Anderson, $377,596; for Mr. Massimo, $340,005; for Ms. O’Connor, $294,238 and for Mr. Shaulson, $26,971.
(2)	The value shown represents employer-paid costs for (i) total life and accidental death and dismemberment insurance, (ii) medical insurance and (iii) dental insurance for the duration of the 12-month severance period. All employer-paid costs were calculated using 2009 actual expenses without inflation adjustments.
(3)	The value shown represents an additional lump sum payment under the Senior Executive Pension Plan reflecting the severance paid and an additional 12 months of pension service credit.
(4)	Mr. Massimo’s employment ceased in 2009 and he became entitled to the amounts shown above under his Executive Agreement and his termination agreement. These amounts are included in the Summary Compensation Table.

Covered Termination After a Change in Control

For a covered termination following a change in control, the named officer would receive the following amounts in addition to all those outlined above:

(a) Additional cash severance equal to two times the total amount paid as outlined in clause (a) and (b) above under “Covered Termination Prior to a Change in Control.” However, this severance is reduced to the extent that if the severance were paid in equal monthly installments, no installment would be paid after the executive’s 65th birthday;

(b) An additional 24 months of pension service credit coverage for the two-year period following termination or until the named officer reaches age 65, whichever is earlier;

(c) If the named officer is less than age 55 at the time of a change in control, a lump sum pension plan payout of their non-qualified pension plan is calculated based on an age 55 commencement of benefits and the plan’s early retirement factors at such age. (See Pension Benefits Table narrative for additional information regarding change in control provisions for individuals age 55 and older);

(d) An additional 24 months of employee life insurance coverage or until the named officer reaches age 65, whichever is earlier;

(e) Medical and dental coverage until the earlier of age 65 or until the named officer obtains other employment that offers medical and dental coverage;

(f) Tax gross-up payment for “excess parachute payment” taxes triggered under U.S. tax law; and

(g) If the termination occurs after the first fiscal quarter of a year and, in lieu of any actual bonus for that year, a bonus prorated for the weeks worked in the year using the targeted bonus standard in effect for the year in which the change in control occurs.

If there were a covered termination at December 31, 2009 immediately after a change in control, the values of the additional amounts the executive would receive are as follows:

Name(a)	Additional Cash Severance and Bonus(1)(b)	Additional Post- Termination Welfare Benefit Coverage (2)(c)	Additional Pension (3)(d)	Additional Performance Unit Payout (4)(e)	Tax Gross-Up Payment (5)(f)	Total ($)(g)
Michael E. Campbell	$3,000,000	$37,766	$529,993	$2,781,259	$0	$6,349,018
Steven C. Giuliano	1,470,000	340,839	822,346	400,411	1,836,041	4,869,637
Hayes Anderson	1,320,000	212,597	2,226,168	398,352	2,118,877	6,275,994
Louis S. Massimo (6)	—	—	—	—	—	—
Sarah A. O’Connor	1,340,000	140,241	1,930,129	398,352	1,888,483	5,697,205
Joseph H. Shaulson	1,365,000	231,917	72,830	384,733	1,167,530	3,222,010

Note: The actual bonus paid for 2009 is already included in columns (d) and (g) in the Summary Compensation Table. Column (e) above includes long term incentive compensation that reflects amounts also shown in column (g) of the Grant of Plan-Based Awards Table, column (d) of the Option Exercises and Stock Vested Table and column (g) of the Outstanding Equity Awards at Fiscal Year-End Table.

(1)

The figure shown is two times base salary and two times actual average bonus paid in the past three years or current year bonus target (whichever is greater). Under the provisions of the Executive Agreements, the amount shown has been reduced to the extent that if the severance were paid in equal monthly installments, no installment would be paid after the executive’s 65th birthday. Mr. Campbell’s cash severance was reduced to reflect that provision. Figure also includes a bonus for 2009 at 100% of 2009 targeted bonus opportunity.

(2)	The value represents additional 24 months of employee life insurance coverage and medical and dental coverage until the individual reaches age 65. All employer-paid costs were calculated using 2009 actual expenses without inflation adjustments.
(3)	The figures represent an additional payment to the named officer that with the earlier pension payments shown in these executive severance tables after taxes would permit the officer to purchase an annuity that would provide him or her with a pension under the Senior Executive Pension Plan, which pension calculation will include the severance paid and an additional 24 months of pension service credit (or 16 months in the case of Mr. Campbell) under the Arch pension plans in addition to the pension credit received in a covered termination prior to a change in control. In the case of Mr. Campbell, who is over age 55, the annuity reflects the commencement of the pension at the officer’s current age and for the other named officers who are under age 55, such annuity reflects the commencement of the pension at age 55 and using the age 55 early retirement subsidy formula under the plan. The annuity purchase price reflects pricing at December 31, 2009.

IMPORTANT NOTE: Pursuant to SEC disclosure requirements, amounts shown in the Summary Compensation Table and Pension Benefit Table are constructed based upon the assumption that the executives will defer receipt of their pension until the plans’ earliest unreduced pension retirement age (age 62), where the amounts shown in the three tables above are higher based upon the assumption that the executives will immediately receive their retirement payments, if eligible.

(4)	The figure represents the difference between the performance units prorated based on time worked in the performance cycles as shown in the Voluntary Retirement/Termination Payments table and all performance units paid out immediately in the event of a change in control without proration. The closing price of our Common Stock at December 31, 2009 ($30.88), the last trading date of 2009, was used to calculate the value shown.
(5)	The parachute tax gross-up figure assumes Medicare tax of 1.45%, Connecticut income tax of 6.5% (if a Connecticut resident), New York State income tax of 8.97% (if a New York resident), Federal income tax of 35% and parachute excise tax rate of 20%.
(6)	Mr. Massimo’s employment terminated in 2009 and he is not eligible for any additional amounts in a termination scenario after a change in control.

Compensation Risk Assessment

The Company has conducted a risk assessment of the Company’s compensation policies and practices. The risk assessment was led by a project team consisting of Human Resources, Finance and Legal Department personnel. The process included (i) collecting the Company’s incentive bonus plans and other significant compensation plans, (ii) establishing evaluative criteria for review of the plans, which included a review of performance measures, performance period, pay mix, controls, and factors amplifying and mitigating considered risks, (iii) reviewing each of the Company’s significant plans and practices, including its Executive Agreements, pension plans and compensation bonus plans, for risks based on the evaluative criteria, (iv) review of those evaluations with the Compensation Committee’s outside compensation consultant and (v) an overall review of the results by the project team. The highlights and conclusions of the project team were reviewed with the Compensation Committee and its outside consultant. The risk assessment will be conducted at least annually in the future.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Arch Chemicals, Inc. oversees the Company’s compensation program on behalf of the Board. We continually review the aspects of the executive compensation programs to ensure that the programs meet the following requirements:

•	Strong alignment with Arch’s pay for performance philosophy.

•	Reflective of shareholder feedback.

•	Compliance with all regulatory requirements.

•	Consistent, on balance, with corporate governance best practices and proxy guidelines.

During this year’s review, we considered the feedback we received from shareholders, policy recommendations provided by institutional shareholder advisory organizations and the recently issued Conference Board Task Force on Executive Compensation report. As a result of this review, the Committee adopted several new policies and practices to align us with compensation governance best practices. These changes are discussed in detail in the Compensation Discussion and Analysis.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the Company’s Proxy Statement to be filed in connection with the Company’s 2009 Annual Meeting of Shareholders.

Daniel S. Sanders, Chair

Richard E. Cavanagh

William H. Powell

March 12, 2010

ITEM 2—APPROVAL OF THE SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN

What is the Senior Management Incentive Compensation Plan?

The amended and restated Senior Management Incentive Compensation Plan (the “Bonus Plan”) is a plan pursuant to which senior executives selected by the Compensation Committee become eligible to receive a cash bonus based upon the Company’s meeting certain financial performance goals.

Why are you asking the shareholders to approve this plan?

The Board of Directors proposes that the shareholders approve the Bonus Plan and has directed that it be submitted to the shareholders in order to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) generally disallows a tax deduction to publicly-held companies for compensation in excess of $1,000,000 paid with respect to a company’s chief executive officer and the three most highly compensated officers (excluding the chief executive officer and the chief financial officer) employed by the company at the end of the applicable year. However, qualifying performance-based compensation will not be subject to the deduction limit if certain criteria are met. One of those criteria is that the plan under which such performance-based compensation is awarded be approved by the shareholders of the Company every five years.

The Bonus Plan was initially adopted by the Board of Directors in 1999. In April 2000, the Bonus Plan was submitted to the Company’s shareholders in order to comply with Section 162(m) of the Code and was approved at the Company’s 2000 Annual Meeting of Shareholders.

In February 2005, the Bonus Plan was subsequently amended (i) to clarify some of the existing performance measure definitions, (ii) to add EBITDA, EBITDA Margins, Operating Cash Flow, Operating Income, Operating Margins, Return on Net Assets, Working Capital, and Working Capital as a Percent of Net Sales as additional possible performance measures for awards and (iii) to clarify that performance measures may be adjusted in certain unusual or extraordinary events, such as a sale of a business line or division to account for such events.

The amended Bonus Plan was adopted by the Board of Directors in February 2005. In April 2005, the Bonus Plan was submitted to the Company’s shareholders in order to comply with Section 162(m) of the Code and was approved at the Company’s 2005 Annual Meeting of Shareholders.

Effective January 1, 2010, the Bonus Plan was amended to provide that various categories of performance measures will be defined by the Compensation Committee in each fiscal year.

The approval of the Bonus Plan by the Company’s shareholders being sought hereby is necessary to ensure that awards paid pursuant to the Bonus Plan will not be subject to the deduction limits under Section 162(m). Approval of the Bonus Plan by the shareholders shall be deemed specific approval of the performance measures more fully described below.

What are the material features of this plan?

Set forth below is a brief description of certain salient provisions of the Bonus Plan. This does not purport to be a complete summary of the Bonus Plan. Shareholders should review the Bonus Plan in its entirety for more detailed terms. A copy of the Bonus Plan is attached as Appendix A to this Proxy Statement. Additional copies of the Bonus Plan are available without charge upon oral or written request of the Investor Relations Department, Arch Chemicals, Inc., 501 Merritt 7, P.O. Box 5204, Norwalk, CT 06856-5204, or by calling (203) 229-2654.

Purpose.    The purpose of the Bonus Plan is to compensate certain members of the Company’s senior management on an individual basis for significant contributions to the Company and to stimulate the efforts of such members by giving them a direct financial interest in the Company’s performance.

Administration.    The Bonus Plan will be administered by the Compensation Committee or such other committee of the Board as the Board may from time to time designate. Such committee will have sole authority to make rules and regulations for the administration of the Bonus Plan. Interpretation and decisions of such committee with regard to the Bonus Plan will be final and conclusive.

Participants.    Participants for a fiscal year shall be those salaried employees who are members of senior management and who are designated as participants (“Participants”) by the Compensation Committee prior to the commencement of such fiscal year (or a later date if permitted by tax law). In 2009, the only participants in the Bonus Plan were Mr. Campbell and Mr. Massimo. In 2010, Mr. Campbell is the only participant.

Performance Measures.    For each fiscal year, the Compensation Committee will select one or more of the shareholder-approved measures (the “Performance Measures”) and set the performance goals for these measures. The Bonus Plan provides that the Performance Measures will be one or any combination of the following: (i) Cash Flow, (ii) Cumulative Earnings Per Share Growth, (iii) Debt (Net Debt) to Capital, (iv) EBIT, (v) EBIT Margins, (vi) EBITDA, (vii) EBITDA Margins, (viii) Earnings Per Employee, (ix) Earnings Per Share, (x) Free or Excess Cash Flow, (xi) Free or Excess Cash Flow Per Share, (xii) Interest Coverage Ratio, (xiii) Leverage Ratio, (xiv) Net Income, (xv) Net Profit Margin, (xvi) Operating Cash Flow, (xvii) Operating Income, (xviii) Operating Margins, (xix) Pre-Tax Profit, (xx) Pre-Tax Profit Margin, (xxi) Profit Margin, (xxii) Return on Capital, (xxiii) Return on Net Assets, (xxiv) Return on Total Assets, (xxv) Return on Equity, (xxvi) Sales Growth, (xxvii) Sales Per Employee, (xxviii) Total Return to Shareholders, (xxix) Working Capital and (xxx) Working Capital as a Percent of Net Sales, as the Compensation Committee defines them and determines from time to time with respect to such fiscal year. Performance Measures can also be used on a continuing operations basis instead of a total Company basis as determined by the Compensation Committee.

Award Determination.    For each fiscal year of the Company, each Participant may be entitled to receive an award payable in cash (“Incentive Award”) in an amount determined by the Compensation Committee as provided in the Bonus Plan. Prior to the commencement of a fiscal year (or such later date if permitted by tax law), for the Incentive Awards for such fiscal year, the Compensation Committee will designate or approve (i) the individuals who will be Participants in the Bonus Plan, if any, (ii) the Performance Measures and how they are to be defined, (iii) if there is more than one Performance Measure, the weighting of the Performance Measures in determining the Incentive Award, (iv) the performance goals and payout matrix or formula for each Performance Measure and (v) the target Incentive Award for each Participant. Following the end of a fiscal year, the Compensation Committee shall determine the Incentive Award for each Participant by: (i) comparing actual performance for each measure against the payout matrix approved for such fiscal year; (ii) multiplying the payout percentage from the payout matrix for each Performance Measure by the appropriate weighting factor; and (iii) summing the weighted payout percentages and multiplying their overall payout percentage by the Participant’s target Incentive Award.

Notwithstanding anything contained in the Bonus Plan to the contrary, the Compensation Committee in its sole discretion may reduce any Incentive Award to any Participant to any amount, including zero, prior to the certification by resolution of the Compensation Committee of the amount of such Incentive Award; however, the Compensation Committee may not reduce an Incentive Award for a fiscal year after December 31 of such fiscal year for a Participant who is employed by the Company on such date and such Incentive Award to the extent earned through achievement of the Performance Measures shall vest in such Participant on such date.

The Compensation Committee is authorized in its sole and plenary discretion to adjust or modify the calculation of a Performance Measure and its goal to the extent permitted under Section 162(m) of the Code (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting in whole or in part the Company or any of its affiliates (to the extent applicable to such Performance Measure or goal) or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting in whole or in part the Company or any of its affiliates (to the extent applicable to such Performance Measure or goal), or the financial statements of the Company or any of its affiliates (to the extent applicable to such Performance Measure or goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business condition.

Prior to the payment of an Incentive Award, the Compensation Committee shall certify, by resolution of such committee, that the Incentive Award has been determined in accordance with the provisions of the Bonus Plan.

Maximum Award.    The maximum Incentive Award paid a Participant under the Bonus Plan with respect to a fiscal year may not exceed 200% of such Participant’s annual base salary in effect on December 31 of the immediately preceding fiscal year.

Payment and Deferral.    Incentive Awards will be paid in a single, lump sum no later than March 15 following the close of each fiscal year. Under certain circumstances, payment may be deferred by the Participant as provided in the Company’s Employee Deferral Plan.

Nonexclusive.    Participation in the Bonus Plan does not exclude Participants from participation in any other benefit or compensation plan or arrangement of the Company, including other bonus or incentive plans.

Forfeiture.    A Participant whose employment terminates with cause or without the Compensation Committee’s written consent during a fiscal year shall forfeit his or her Incentive Award for such fiscal year.

The cost to the Company of the Incentive Awards and the amounts to be paid to Participants cannot be determined at this time because payout of Incentive Awards is based on the Company’s future financial performance, the bonus target amounts set by the Compensation Committee and the number of Participants named by the Compensation Committee. The amount potentially payable under the Bonus Plan in 2010 to members of senior management is specified in the next paragraph, with the exact amount to be determined based upon the Company’s achieving in 2010 certain targets for earnings per share and cash flow.

Mr. Campbell is the only participant in the Bonus Plan for 2010. His potential maximum payment from the Bonus Plan for his 2010 bonus if all performance measures reach or exceed targets, ranges from $590,000 to $1,190,000. No other employees, including the other named officers, participate in the Bonus Plan in 2010. No non-employee directors are eligible to participate in the Bonus Plan.

Equity Compensation Plan Information as of December 31, 2009

Plan category	Number of outstanding awards payable in shares, including options, deferred compensation and phantom share units(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	516,082	$19.40	1,511,035
Equity compensation plans not approved by security holders	0	N/A	N/A
Total	516,082	$19.40	1,511,035

(1)	This figure represents all outstanding grants, which consist of 167,661 stock options, 18,292 phantom shares payable in shares and held in director and employee deferral plans and 330,129 phantom share unit awards payable in shares.
(2)	This figure is calculated using only the stock options included in column (a) and no other grants.
(3)	Shares remaining available at December 31, 2009 for future issuance by plan are: 1,473,930 under the 2009 Long Term Incentive Plan, 20,356 under the 1999 Stock Plan for Non-Employee Directors and 16,749 under the Employee Deferral Plan.

What vote is required to approve this plan?

The Bonus Plan will be approved if a majority of the votes cast on this proposal are voted “FOR” approval of the Bonus Plan. Abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast.

The Board of Directors recommends a vote “FOR” approval of the amended and restated Senior Management Incentive Compensation Plan.

ITEM 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP (“KPMG”) was appointed as the independent registered public accounting firm of the Company for the year 2010. The firm was selected by the Audit Committee of the Board.

Why are you asking for the shareholders to ratify the independent registered public accounting firm?

The submission of this matter to shareholders at the Annual Meeting is not required by law or by our Bylaws. The Board is, nevertheless, submitting it to the shareholders to ascertain their views. If this appointment is not ratified at the Annual Meeting, the Board intends to reconsider its appointment of KPMG. A representative of KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

What were KPMG audit fees in 2008 and 2009?

The aggregate fees billed to the Company for professional accounting services, including the audit of the Company’s annual financial statements by KPMG for the fiscal years ended December 31, 2008 and December 31, 2009 (based on fees billed to the Company through the date of this Proxy Statement) are set forth in the table below.

	2008	2009
	(in thousands)
Audit Fees	$4,282	$3,622
Audit-Related Fees	241	135
Tax Fees	161	112

Subtotal	4,684	3,869
All Other Fees	0	40

Total Fees	$4,684	$3,909

For purposes of the preceding table, the professional fees are classified as follows:

•

Audit Fees – These are fees for professional services performed for the audit of the Company’s and certain of its subsidiaries’ annual financial statements and review of financial statements included in its Form 10-Q filings, services that are normally provided by its independent accountants in connection with statutory and regulatory filings or engagements, including Sarbanes-Oxley Act Section 404 audits, and services that generally only its independent accountants reasonably can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC. Included in this category for KPMG are fees incurred for audits of the financial statements of certain of our subsidiaries performed in connection with acquisitions or dispositions of such subsidiaries, or in compliance with such subsidiaries’ independent legal reporting obligations.

•

Audit-Related Fees – These are fees for assurance and related services that traditionally are performed by the Company’s independent accountants. More specifically, these include: employee benefit plan audits; due diligence related to mergers, acquisitions and dispositions; internal control reviews; attestation services that are not required by statute or regulation; and consultation concerning financial accounting and reporting standards.

•

Tax Fees – These are fees for all professional services performed by professional staff in KPMG’s independent accountant’s tax division except those services related to the audit of the Company’s financial statements. These include fees for tax compliance, tax planning and tax advice. Tax compliance involves preparation of original and amended tax returns, refund claims and tax payment services. Tax planning and tax advice encompass a diverse range of subjects, including assistance with tax audits and appeals, tax advice related to mergers, acquisitions and dispositions and requests for rulings or technical advice from taxing authorities.

•	All Other Fees – These are fees for other permissible work performed that do not meet the above category descriptions.

SEC rules require the Company’s Audit Committee to pre-approve all auditing and permissible non-auditing services provided by the Company’s independent registered public accounting firm (with certain limited exceptions). All of the services performed by KPMG described above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were in 2008 and 2009 approved in accordance with the Company’s pre-approval policy described below.

The percentage of services in each category above (other than audit services) that were rendered pursuant to the de minimus safe harbor exception to the pre-approval requirements are as follows: Audit-Related Fees (0%), Tax Fees (0%) and All Other Fees (0%).

Pre-Approval Policies and Provisions

The Audit Committee is responsible for the appointment and compensation of the Company’s independent registered public accounting firm. Pursuant to the policy adopted by the Audit Committee, the Audit Committee pre-approves all auditing and permissible non-auditing services provided by our independent accounting firm. The approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the Company’s independent accounting firm or on an individual basis. The Audit Committee has pre-approved certain specific non-auditing services provided they are below a certain dollar threshold and provided that such specific services are subsequently presented to the Audit Committee. For all other non-audit services not so pre-approved, the Audit Committee has delegated to each Audit Committee member the authority to approve such services, but that decision must be presented to the full Audit Committee at its next regularly scheduled meeting. The Company’s independent accounting firm may not be retained to perform the non-auditing services specified in Section 10A(g) of the Exchange Act.

What vote is required to ratify the independent registered public accounting firm?

The ratification of the appointment of independent registered public accounting firm for 2010 requires that the votes cast FOR the ratification exceed the votes cast against such ratification. Abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast and will not affect the outcome of the vote on this proposal.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2010.

MISCELLANEOUS

Who will pay for this solicitation of proxies?

The Company will pay the entire expense of this solicitation of proxies.

Georgeson Inc., New York, New York, will solicit proxies by personal interview, mail, telephone and facsimile and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. The Company will pay Georgeson Inc. a fee of $10,450 for its services and will reimburse Georgeson Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, proxies may be solicited by personal interview, telephone, facsimile, mail and telegram by directors, officers and employees of the Company.

When must a shareholder submit a proposal for the next annual meeting?

Shareholders who intend to present proposals for consideration at the 2011 Annual Meeting of Shareholders and who wish to have their proposals included in the Company’s proxy statement and proxy card for that meeting must be certain that their proposals are received by the Company at its principal executive offices on or before November 26, 2010. Proposals should be sent to the Corporate Secretary, Arch Chemicals, Inc., 501 Merritt 7, Norwalk, Connecticut 06851. All proposals must also comply with the applicable requirements of the Federal securities laws in order to be included in the Company’s proxy statement and proxy card for the 2011 Annual Meeting. In addition, in order for any shareholder proposal to be presented during next year’s annual meeting, written notice must be received by the Company at its headquarters no later than December 5, 2010 as provided in the Company’s Bylaws, and shall contain such information as required under such Bylaws. The Bylaw requirements are separate and apart from and in addition to the SEC’s requirements that a shareholder must satisfy to have a shareholder proposal included in the Company’s proxy statement under SEC Rule 14a-8. You may contact the Company’s Corporate Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals, as well as nominations for directors.

By order of the Board of Directors,

JOSEPH P. LACERENZA

            Secretary

Dated: March 26, 2010

Appendix A

ARCH CHEMICALS, INC.

SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN

(As amended and restated effective January 1, 2010

for awards granted after December 31, 2009)

Section 1. Purpose. The purposes of the Senior Management Incentive Compensation Plan (the “Plan”) are (i) to compensate selected members of senior management of Arch Chemicals, Inc. (the “Company”) on an individual basis for significant contributions to the Company and its subsidiaries and (ii) to stimulate the efforts of such members by giving them a direct financial interest in the performance of the Company.

Section 2. Definitions. The following terms utilized in this Plan shall have the following meanings:

“Committee” shall mean the Compensation Committee of the Board of Directors of the Company or such other committee of such Board as such Board may from time to time designate; provided only those members of the Compensation Committee (or other Committee designated by such Board) who qualify as “Outside Directors” as defined in Section 162(m) shall constitute members of the Committee for purposes of the Plan.

“Participant” shall mean for a fiscal year, each salaried employee who is designated as a Participant by the Committee prior to the commencement of such fiscal year (or such later date, if any, as permitted by Section 162(m)); provided for 1999, the Committee shall designate the Participants prior to April 1, 1999.

“Performance Measures” shall mean for a fiscal year any one or combination of the following: “Cash Flow,” “Cumulative Earnings Per Share Growth,” “Debt (Net Debt) to Capital,” “EBIT,” “EBIT Margins,” “EBITDA,” “EBITDA Margins,” “Earnings Per Employee,” “Earnings Per Share,” “Free or Excess Cash Flow,” “Free or Excess Cash Flow Per Share,” “Interest Coverage Ratio,” “Leverage Ratio,” “Net Income,” “Net Profit Margin,” “Operating Cash Flow,” “Operating Income,” “Operating Margins,” “Pre-Tax Profit,” “Pre-Tax Profit Margin,” “Profit Margin,” “Return on Capital,” “Return on Net Assets,” “Return on Total Assets,” “Return on Equity,” “Sales Growth,” “Sales Per Employee,” “Total Return to Shareholders,” “Working Capital,” and “Working Capital as a Percent of Net Sales” as the Committee defines them and determines from time to time with respect to such fiscal year; provided such determination would not subject any Incentive Award to Section 162(m). Performance Measures can also be used on a continuing operations basis instead of a total Company basis as determined by the Committee.

“Section 162(m)” shall mean Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder, all as amended from time to time.

Section 3. Term. The Plan shall be effective as of February 25, 1999 (the “Effective Date”), and shall be applicable for 1999 and all future fiscal years of the Company unless amended or terminated by the Company pursuant to Section 7 or as provided in Section 14. This amended and restated Plan shall be effective January 1, 2010 for all awards granted for the fiscal year 2010 and thereafter.

Section 4. Incentive Award.

4.1 For each fiscal year of the Company, each Participant may be entitled to receive an award payable in cash (“Incentive Award”) in an amount determined by the Committee as provided in this Plan. Prior to the commencement of a fiscal year (or such later date, if any, as permitted by Section 162(m)) (but in the case of the 1999 fiscal year, prior to April 1, 1999), for the Incentive Awards for such fiscal year, the Committee will designate or approve (i) the individuals who will be Participants in the Plan, if any, (ii) the Performance Measures and how they are to be defined, (iii) if there is more than one Performance Measure, the weighting of the Performance Measures in determining the Incentive Award, (iv) the performance goals and payout matrix or formula for each Performance Measure and (v) the target Incentive Award for each Participant. Following the end of a fiscal year, the Committee shall determine the Incentive Award for each Participant by:

(i) comparing actual performance for each measure against the payout matrix approved for such fiscal year,

(ii) multiplying the payout percentage from the payout matrix for each Performance Measure by the appropriate weighting factor, and

(iii) summing the weighted payout percentages and multiplying their overall payout percentage by the Participant’s target Incentive Award.

The Committee is authorized in its sole and plenary discretion to adjust or modify the calculation of a Performance Measure and its goal to the extent permitted under Section 162(m) of the Code (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting in whole or in part the Company or any of its affiliates (to the extent applicable to such Performance Measure or goal) or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting in whole or in part the Company or any of its affiliates (to the extent applicable to such Performance Measure or goal), or the financial statements of the Company or any of its affiliates (to the extent applicable to such Performance Measure or goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business condition.

Notwithstanding anything contained in this Plan to the contrary, the Committee in its sole discretion may reduce any Incentive Award to any Participant to any amount, including zero, prior to the certification by resolution of the Committee of the amount of such Incentive Award; however, the Committee may not reduce an Incentive Award for a fiscal year after December 31 of such fiscal year for a Participant who is employed by the Company on such date and such Incentive Award shall vest in such Participant on such date.

The Committee shall, by resolution of the Committee, certify, prior to payment of an Incentive Award, that the Incentive Award has been determined in accordance with the provisions of this Plan.

Incentive Awards for a fiscal year shall be determined as soon as practicable after such fiscal year and shall be paid no later than March 15 following such fiscal year. The maximum Incentive Award paid a Participant under this Plan with respect to a fiscal year may not exceed 200% of such Participant’s annual base salary in effect on December 31 of the immediately preceding fiscal year.

4.2 A Participant whose employment terminates with cause or without the Committee’s written consent during a fiscal year shall forfeit such Participant’s Incentive Award for such fiscal year.

4.3 Incentive Awards shall be payable in a single, lump sum. However, the Participant may defer payment if the participant so elects pursuant and subject to the terms of Company’s Employee Deferral Plan (or its successor).

4.4 The Company shall withhold from any Incentive Award or payments made or to be made under this Plan any amount of withholding taxes due in respect of an Incentive Award, its deferral or payment.

4.5 Participation in this Plan does not exclude Participants from participation in any other benefit or compensation plans or arrangements of the Company, including other bonus or incentive plans.

Section 5. Administration and Interpretation. The Plan shall be administered by the Committee, which shall have the sole authority to make rules and regulations for the administration of the Plan. The interpretations and decisions of the Committee with regard to the Plan shall be final and conclusive. The Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.

Section 6. Administrative Expenses. Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds.

Section 7. Amendment or Termination. The Committee may from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that no such action shall increase the amount of any Incentive

Award for which performance goals have been established but which has not yet been earned or paid; provided further that such action will not cause an Incentive Award to become subject to the deduction limitations contained in Section 162(m).

Section 8. No Assignment. The rights hereunder, including without limitation rights to receive an Incentive Award, shall not be pledged, assigned, transferred, encumbered or hypothecated by an employee of the Company, and during the lifetime of any Participant any payment of an Incentive Award shall be payable only to such Participant.

Section 9. The Company. For purposes of this Plan, the “Company” shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated.

Section 10. No Right to Employment. The designation of an employee as a Participant or grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any affiliate or subsidiary.

Section 11. Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Connecticut and applicable federal law.

Section 12. No Trust. Neither the Plan nor any Incentive Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Participant. To the extent any Participant acquires a right to receive payments from the Company in respect to any Incentive Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

Section 13. Section 162(m). It is the intention of the Company that all payments made under the Plan be excluded from the deduction limitations contained in Section 162(m). Therefore, if any Plan provision is found not to be in compliance with the “performance-based” compensation exception contained in Section 162(m), that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the “performance-based” compensation exception contained in Section 162(m).

Section 14. Shareholder Approval. To the extent required by Section 162(m), this Plan shall be submitted for approval to the shareholders of the Company at the Company’s 2010 Annual Meeting of Shareholders and shall be resubmitted to such shareholders periodically as required by Section 162(m). If the Plan is not approved by such shareholders within the meaning of Section 162(m) as required, this Plan shall immediately terminate and all Incentive Awards granted but unpaid at the time of such non-approval shall also terminate.

PRINTED ON RECYCLED PAPER

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 5 PM (9 AM for shares held in the CEOP) Eastern Time the day prior to annual meeting day.

INTERNET http://www.proxyvoting.com/arj
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼    FOLD AND DETACH HERE    ▼

The Board of Directors recommends a vote “FOR” all nominees and “FOR” the proposals below.	Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHELD FOR ALL	FOR ALL WITH EXCEPTIONS*	2. Approval of the Senior Management Incentive Compensation Plan.	FOR	AGAINST	ABSTAIN
1. Election of Directors Nominees: (Mark one box)	☐	☐	☐		☐	☐	☐
01 Richard E.Cavanagh 02 Douglas J. Wetmore				3. Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name on the following blank line.)

This proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the Board of Directors’ nominees and “FOR” Proposals 2 and 3.

*Exceptions				If you plan to attend the meeting, please mark this box. ☐

					Mark Here for Address Change or Comments SEE REVERSE		☐

Signature	Signature	Date
Signature(s) of shareholder should correspond exactly with the name(s) shown hereon. If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.

Directions to The Dolce Norwalk Center

via the New England Thruway/Connecticut Turnpike or Merritt Parkway

New England Thruway/Interstate 95/Connecticut Turnpike – Exit 13		Hutchinson River Parkway/Merritt Parkway – Exit 38

From New York		From New York

1.	Turn right onto the Boston Post Road/Connecticut Avenue (U.S.1).	1.	Turn right onto New Canaan Avenue/Route 123 and almost immediately, at traffic light turn left onto Nursery Street.
2.	Proceed .3 mile to Richards Avenue.

3.	At the traffic light turn left onto Richards Avenue and continue 1.5 miles to Fillow Street.	2.	Continue on Nursery Street for .8 mile, bearing right, until it ends at Marvin Ridge Road.

4.	At the stop sign turn left onto Fillow Street, driving .2 mile to stop sign at Weed Avenue.	3.	Turn left onto Marvin Ridge Road, which becomes Weed Avenue.

5.	Turn right onto Weed Avenue, continue .3 mile to entrance of The Dolce Norwalk Center.	4.	Drive for .7 mile to the entrance of The Dolce Norwalk Center.

6.	The entrance is on the right side of Weed Avenue.	5.	The entrance is on the left side of Weed Avenue.

From New Haven – Exit 13		From New Haven – Exit 38

1.	Turn right onto the Boston Post Road/Connecticut Avenue (U.S.1).	1.	Turn right onto New Canaan Avenue/Route 123.
2.	Proceed .5 mile to Richards Avenue.	2.	Proceed .2 mile to traffic light and take right onto Nursery Street.

3.	Follow directions 3-6 above.	3.	Follow directions 2-5 above.

ADMISSION TICKET

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card on the reverse side or to use our telephone or

Internet voting system.

(Bring this admission ticket with you if attending the meeting)

FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS, SEE REVERSE SIDE

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 4, 2010:

The Proxy Statement and Annual Report to Shareholders are

available at http://www.archchemicals.com/proxy

▼ FOLD AND DETACH HERE ▼

Arch Chemicals, Inc.
This Proxy is Solicited on Behalf of the Board of Directors
of Arch Chemicals, Inc.

        The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby (i) appoints William H. Powell, Daniel S. Sanders and Janice J. Teal, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Arch Chemicals, Inc. owned of record by the undersigned, and (ii) directs JPMorgan Chase Bank, Trustee under Arch Chemicals, Inc. Contributing Employee Ownership Plan (CEOP) to vote in person or by proxy all shares of Common Stock of Arch Chemicals, Inc. allocated to any accounts of the undersigned under such Plan, and which the undersigned is entitled to vote, in each case of clause (i) and (ii), on all matters which may come before the 2010 Annual Meeting of Shareholders to be held at the Dolce Norwalk Center, 32 Weed Avenue, Norwalk, Connecticut, on May 4, 2010, at 10:15 a.m., local time, and any adjournments or postponements thereof. The proxies will vote using the directions on the reverse side of this card. If no direction is provided, this proxy will be voted as recommended by the Board of Directors. The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2010 Annual Meeting of Shareholders and any adjournments or postponements thereof.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

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